Exhibit 10.4

As amended by the following:

First Amendment to Loan Agreement dated October 10, 2022

Forbearance Agreement dated August 24, 2023

Second Amendment to Loan Agreement dated September 23, 2024

LOAN AGREEMENT

This LOAN AGREEMENT, dated as of February 19, 2021 (this “Agreement”), is made by and among BANZAI INTERNATIONAL, INC., a Delaware corporation (“Borrower”), each Guarantor that joins this Agreement after the date hereof by executing a Joinder Agreement, and CP BF LENDING, LLC, a Delaware limited liability company, as lender (“Lender”), as amended through and including the Second Amendment Effective Date.

RECITAL

A. On the Second Amendment Effective Date, the outstanding loans made by Lender to Borrower shall be consolidated on and subject to the terms and conditions of this Agreement, as specified in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1. DEFINED TERMS; RULES OF CONSTRUCTION; ACCOUNTING TERMS

1.1. Definitions. As used in this Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“2024 Capital Stock Issuance” means any sale or issuance of Capital Stock by the Borrower occurring on or, within six (6) months after, the Second Amendment Effective Date,

“7GC Combination” means the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated December 8, 2022, by and among Borrower, 7GC & Co. Holdings Inc. (“7GC”), 7GC Merger Sub I, Inc. and 7GC Merger Sub II, LLC, as amended (the “7GC Agreement”), pursuant to which Borrower will undergo a business combination with 7GC (the “7GC Combination” and the closing of such 7GC Combination, the “7GC Combination Closing”).

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Stock of any Person or (c) a merger or consolidation or any other combination with another Person.

“Affiliate” means, with reference to any Person, (a) any director, officer, or employee of that Person, (b) any other Person controlling, controlled by, or under direct or indirect common control of that Person, (c) any other Person directly or indirectly holding 10% or more of any class of the Capital Stock or other equity interests (including options, warrants, convertible securities, and similar rights) of that Person, and (d) any other Person, 10% or more of any class of whose Capital Stock or other equity interests (including options, warrants, convertible securities, and similar rights), is held directly or indirectly by that Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Contracts” means all agreements to which any Credit Party and any Affiliate of a Credit Party is party, including, in each case, all amendments thereto.

“Affiliated Fund” means, with respect to Lender, any fund or entity managed by the same general partner or management company or by an entity controlling, controlled by, or under common control with such general partner or management company.

“Annual Recurring Revenue Growth Rate” means, for the quarterly period measured, expressed as a percentage, the (A) aggregate annualized value of all currently active customer contracts as of the quarter-end, calculated for each such contract as follows: (i) the quotient obtained by dividing total contract value by the number of days of the contract term, multiplied by (ii) 365, minus the aggregate annualized value of all customer contracts that were active as of the same quarter-end from the prior year, calculated in the same manner, divided by (B) the aggregate annualized value of all customer contracts that were active as of the same quarter-end from the prior year, calculated in the same manner.

“Anti-Corruption Laws” means all Laws applicable to any Credit Party or Subsidiary or any of their respective Affiliates from time to time concerning or relating to bribery or corruption.

“Authorization Agreement” is defined in Section 2.8.2.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Board Observer” is defined in Section 6.19.

“Borrower” is defined in the preamble hereof, together with any successors and permitted assigns.

“Business Day” means any day other than Saturday, Sunday or any other day that national banks in Seattle, Washington are required or authorized to be closed.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal, or mixed) by that Person as lessee that, in accordance with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Expenditures” means, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets that are required to be capitalized in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership or limited liability company interests, and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Equivalents” means: (a) Investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided, that any such obligations shall mature within one year of the date of acquisition thereof; (b) Investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of acquisition thereof; (c) Investments in certificates of deposit issued by any United States commercial bank having capital and surplus of not less than $500,000,000 that have a maturity of one year or less after the acquisition thereof; and (d) Investments in money market funds that invest substantially all of their respective funds, and which are restricted by their respective charters to so invest, in investments of the type described in the immediately preceding Subsections (a), (b), and (c) above.

“Change of Control” means an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing” means the closing of the Loans.

“Closing Date” means February 19, 2021.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Collateral” means a collective reference to the collateral which at any time is covered by any of the Collateral Documents and has not been released by Lender from the Lien created thereby in a manner permitted under the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Perfection Certificate, the Trademark Security Agreement, the Stock Pledge Agreement, the Control Agreements, the UCC-1 financing statement naming Borrower as debtor and Lender as secured party to be filed in the office of the Delaware Secretary of State on or around the date of this Agreement, and such other documents executed and delivered in connection with the attachment and perfection of Lender’s security interests and Liens arising thereunder, or evidenced thereby and securing payment of the Obligations.

“Compliance Certificate” means a certificate in the form of Exhibit B.

“Consolidated” or “consolidated” when used as a prefix to any financial or accounting term with respect to a Person, means such item, as it relates to such Person and its Subsidiaries on a consolidated basis.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Lender, among Lender, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Credit Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Sections 8 and 9 under the applicable UCC) over such account to Lender.

“Consolidated Convertible Loan” is defined in Section 2.2.1.

“Credit Party” or “Credit Parties” means Borrower and the Guarantors.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.2.2(c).

“Demio Acquisition” means the acquisition by Borrower of Demio, Inc. (“Demio”), pursuant to that certain Merger Agreement, dated January 29, 2021, by and between Borrower, Demio and the other parties thereto.

“Deposit and Securities Accounts” is defined in Section 6.15.

“Depository Bank” is defined in Section 6.15.

“Disposition” means any sale, lease, transfer or other disposition (including any such transaction effected by way of merger, amalgamation or consolidation) by any Credit Party subsequent to the Closing Date of any Property (including stock or other equity interests in any Credit Party), including without limitation any sale-leaseback transaction (whether or not involving a Capital Lease).

“Dollars” and “$” mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the Laws of the United States or any state or the District of Columbia.

“EBITDA” means for any period the sum of: (i) net income (or loss) of the Credit Parties on a consolidated basis in accordance with GAAP, plus (ii) all Interest Expense of the Credit Parties for such period, plus (iii) all charges against income of the Credit Parties for such period for federal and state Taxes actually paid for such period, plus (iv) depreciation expenses for such period, plus (v) amortization expenses for such period, adjusted positively or negatively, as the case may be for (vi) non-recurring, one-time items, non-cash income or expenses, and/or extraordinary gains and losses outside the normal course of operations as determined or approved by Lender in its sole discretion.

“Eligible Assignee” means any Person to whom Lender may assign its rights and obligations under this Agreement as provided in Section 10.3.2.

“Eligible Participant” is defined in Section 10.3.3.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all federal, state, local, foreign and other statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the protection of humans or the environment with respect to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity which is under common control with any Credit Party or Subsidiary within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes a Credit Party or Subsidiary and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

“ERISA Event” means any Reportable Event, the existence of a Prohibited Transaction, the failure of any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived, the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan, the failure by any Credit Party or Subsidiary or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan, the incurrence by any Credit Party or Subsidiary any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan, a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), the receipt by any Credit Party or Subsidiary or any of their respective ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA, the incurrence by any Credit Party or Subsidiary or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan, and the receipt by any Credit Party or Subsidiary or any of their respective ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Credit Party or Subsidiary or any of their respective ERISA Affiliates of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“Event of Default” is defined in Section 8.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property; or (c) any transfer or other disposition of such Property in a transaction in lieu of one or more transactions described in clause (a) or clause (b) above.

“Excluded Taxes” is defined in Section 3.4.1.

“Exit Fee” is defined in Section 2.7.4.

“Extraordinary Receipts” means any payments received by a Credit Party not in the ordinary course of business including, but not limited to Tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), proceeds of judgments, settlements or other consideration of any kind in connection with any cause of action, and indemnity payments and any purchase price adjustments.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Financial Officer” means, with respect to any Credit Party, the chief executive officer, the president, the controller or the chief financial officer of such Credit Party.

“First Amendment” means that certain First Amendment to Loan Agreement dated as of the First Amendment Closing Date by and among Borrower, the other Credit Parties party thereto and Lender.

“First Amendment Closing Date” means October 10, 2022.

“First Amendment Convertible Loan” is defined in Section 2.2.1.

“Fiscal Quarter” means each quarterly accounting period during a Fiscal Year.

“Fiscal Year” means each twelve-month period ending on December 31st in a given calendar year.

“Fixed Charge Coverage Ratio” means as of any period of measurement, the ratio of (x) the sum of EBITDA with respect to such period, minus Non-Financed Capital Expenditures made during such period, minus all Restricted Payments paid or payable to a Person that is not a Credit Party made during such period, to (y) the sum of, without duplication, cash interest expense paid or scheduled to be paid during such period, plus principal payments on Indebtedness which were made or scheduled to be paid during such period (other than prepayments of the Obligations), plus payments on Capitalized Lease Obligations which were made or scheduled to be made during such period, plus cash taxes paid during such period all calculated for the Credit Parties on a consolidated basis.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Profit Margin” of a Person means, expressed as a percentage as of any given date, the (A) Revenues of such Person as of such date, minus the (B) cost of goods sold as defined by GAAP (consistently applied), computed using the same methodology employed in the most recent financial statements to report cost of goods sold, for such Person as of such date, divided by (C) the Revenues of such Person as of such date.

“Guarantors” means Demio Holding, Inc., a Delaware corporation, Banzai Operating Co LLC, a Delaware corporation, and each other Person who executes this Agreement as a Guarantor on the Closing Date, and each Person who becomes a party to this Agreement as a guarantor by execution of a Joinder Agreement after the date hereof.

“Guaranty” means the guaranty provided for in Section 9 hereto, as the same may be amended, modified, restated or supplemented from time to time.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any Property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (unless otherwise expressly provided herein and subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount of the Indebtedness that is guaranteed at any such applicable time.

“Hazardous Materials” means any flammable, corrosive, explosive, radioactive or toxic substances or materials regulated under Environmental Laws, including any substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any applicable Environmental Laws.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Income Taxes” means Taxes measured by or imposed upon the overall net income, or corporate or franchise Tax imposed in lieu of such Taxes.

“Indebtedness” means, without duplication, with respect to any Person (a) all obligations for borrowed money or other extensions of credit, whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit, and all obligations representing the deferred purchase price of property or services, other than accounts payable and accrued liabilities arising in the ordinary course of business, (b) all obligations evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations secured by any Lien on property owned or acquired by such Person or its Subsidiaries, whether or not the obligations secured thereby shall have been assumed, (d) all Capitalized Lease Obligations of such Person and its Subsidiaries, (e) all Guaranty Obligations of such Person and its Subsidiaries, (f) the Swap Termination Value of Swap Contracts; (g) “earnouts” and similar payment obligations (but excluding bonus, phantom stock or other similar compensation payments owed to employees or officers and incurred in the ordinary course of business); and (h) trade payables that are more than 120 days past due.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for each Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by any Indemnitee in enforcing this indemnity), whether direct or indirect and whether based on any federal, state, local, foreign or other Laws, statutes, rules or regulations (including securities and commercial Laws, statutes, rules or regulations and Environmental Laws), on common Law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lender’s agreement to make the Loans or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Guaranty)); (ii) Indemnified Taxes, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Credit Party or any Subsidiary.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” is defined in Section 10.6.2.

“Individual Limited Guaranty Agreement” means a Limited Guaranty Agreement duly executed by Joseph Patrick Davy (the “Individual Guarantor”) in favor of Lender, in form and substance reasonably satisfactory to Lender. For the avoidance of doubt, the Individual Guarantor is not a “Guarantor” as such term is used in this Agreement.

“Information” is defined in Section 10.14.

“Initial Convertible Loan” is defined in Section 2.2.1.

“Intellectual Property Rights” means all actual rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, applications for patents, service marks, applications to register service marks, trade dress, trade secrets, trademarks, applications to register trademarks, trade names, trade dress, customer lists, know-how or mask works.

“Interest Expense” means, for the Credit Parties on a Consolidated basis for any period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses (excluding closing costs associated with this transaction) in connection with borrowed money (excluding capitalized, accrued, and paid-in-kind interest) or in connection with the deferred purchase price of assets during such period plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP; provided that for all purposes under this Agreement, Interest Expense shall also include any such amounts paid from interest reserves and any accrued but unpaid or delinquent amounts which would be Interest Expense had such payments been duly made during the applicable calculation period.

“Investment” means the purchase, acquisition or holding of any share of Capital Stock, partnership or limited liability company interests, evidence of indebtedness, or other equity security of any other Person, any loan, advance, or extension of credit to, or contribution to the capital of, any other Person, any securities or commodities futures contracts held, any other investment in any other Person, and the making of any commitment or acquisition of any option to make an Investment.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement in the form attached hereto as Exhibit C.

“Landlord Agreement” is defined in Section 6.16.

“Laws” means, collectively, all federal, state, local, foreign and other statutes, treaties, rules, guidelines, regulations, ordinances, codes, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation, or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” is defined in the preamble hereof, together with any successors and permitted assigns.

“Licensed Intellectual Property” is defined in Section 5.25.2.

“Lien” means any mortgage, deed of trust, pledge, charge, hypothecation, assignment, deposit arrangement, security interest, attachment, garnishment, execution, encumbrance (including, but not limited to, easements, rights of way, and the like), lien (statutory or other), security agreement, security arrangement, transfer intended as security (including, without limitation, any conditional sale or other title retention agreement), the interest of a lessor under a Capital Lease, or any financing lease having substantially the same economic effect as any of the foregoing, or any other voluntary or involuntary lien or charge upon any real property or personal property.

“Loan Documents” means a collective reference to this Agreement, each Note, each Guaranty, the Individual Guaranty Agreement, the Collateral Documents, the Landlord Agreements, and all other related agreements, documents and certificates issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Loan Maturity Date” means the date that is the seventy-two (72) month anniversary of the Closing Date.

“Loans” means the Consolidated Convertible Loan.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties or prospects of any Credit Party or Subsidiary.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Credit Parties, (b) a material impairment of the ability of any Credit Party to pay or perform its obligations under the Loan Documents in accordance with the terms thereof, (c) a material impairment of all or any material portion of the Collateral, the value of the Collateral, the Liens of Lender against (or with respect to) the Collateral, or the priority of such Liens, or (d) a material impairment of Lender’s rights and remedies under the Loan Documents.

“Material Contract” means each contract or agreement to which any Credit Party or Subsidiary is a party or that is binding on any of their respective Property involving aggregate consideration payable to any party thereto of $325,000 or more in any twelve-month period.

“Material Nonpublic Information” means information regarding Borrower and its Subsidiaries that is not generally available to the public that a reasonable investor would likely consider important in deciding whether to buy, sell or hold Capital Stock of Borrower.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan which any Credit Party or Subsidiary or any ERISA Affiliate and at least one employer other than a Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate are contributing sponsors.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition, (ii) income, sale, use or other transactional Taxes paid or payable by such Person as a direct result of such Disposition, (iii) the principal amount, premium or penalty, if any, interest, breakage costs and other amounts required to be paid on any Indebtedness permitted hereunder (other than the Obligations), that is secured by the asset subject to such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of (i) reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments and (ii) income, sale, use or other transactional Taxes paid or payable by such Person as a direct result of such proceeds, awards or other payments, (iii) the principal amount, premium or penalty, if any, interest, breakage costs and other amounts required to be paid on any Indebtedness permitted hereunder (other than the Obligations) that is secured by the asset subject to such Event of Loss, (c) with respect to any issuance or sale of Capital Stock or other equity securities of a Person or the issuance of any Indebtedness by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof, and (d) with respect to any Extraordinary Receipts, cash and cash equivalents proceeds received by or for such Person’s account, net of reasonable legal and other fees and expenses incurred as a direct result thereof.

“Non-Excluded Taxes” is defined in Section 3.4.1.

“Non-Financed Capital Expenditures” means Capital Expenditures that are made with funds other than funds obtained from a seller of the capital assets, by a lender, lessor or another financial institution, including, without limitation, Lender, for the specific purpose of making such Capital Expenditure.

“Notes” means each Note issued pursuant to the terms of this Agreement, as the same may be amended, restated, replaced, or otherwise modified from time to time.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against a Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” is defined in Section 6.9.3.

“OFAC Sanctions Programs” means all Laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering Laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal Laws, regulations or Executive Orders, and any similar Laws, regulators or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Off-the-shelf Software” is defined in Section 5.25.2.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s articles or certificate of incorporation, or equivalent formation documents, and bylaws, or equivalent governing documents, and, in the case of any partnership or limited liability company, includes any partnership agreement or limited liability company agreement and any amendments to any of the foregoing.

“Origination Fee” is defined in Section 2.7.2.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Owned Intellectual Property” means the Intellectual Property Rights included within the Subject Business for which any Credit Party is the owner.

“Payment Account” is defined in Section 2.8.1.

“Payment Date” means the 10th calendar day of each month, or if such date is not a Business Day, the next succeeding Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

“Pension Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA and in respect of which any Credit Party or Subsidiary or any of their respective ERISA Affiliates is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Perfection Certificate” means the Perfection Certificate of even date herewith made by Borrower in favor of Lender, as amended, restated, supplemented or otherwise modified from time to time.

“Permitted Liens” is defined in Section 7.2.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, plus an amount equal to any interest capitalized in connection with, any premium or other reasonable amount paid, and fees and expenses reasonably incurred in connection with such refinancing or extension, (b) has a maturity date no earlier than that of the Indebtedness being refinanced or extended and a weighted average maturity (measured as of the date of such refinancing or extension) no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale-leaseback transaction, (d) is not secured by a Lien on any Property other than the Property securing the Indebtedness being refinanced or extended, (e) is subordinated to the Obligations to the same or greater extent the Indebtedness being refinanced was subordinated, (f) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended, (g) is otherwise on terms (other than pricing) no less favorable in any material respect to the Credit Parties and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended and (h) with pricing no higher than the Indebtedness being refinanced or extended and then-current market terms.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“PIK Accrual Date” is defined in Section 2.2.3(a).

“PIK Interest” is defined in Section 2.2.2(b).

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Credit Party or Subsidiary or any of their respective ERISA Affiliates is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Premises” means the real property where any Credit Party or Subsidiary conducts its business or has any rights of possession, whether through ownership, lease or otherwise.

“Principal,” when referring to the principal of the Loans, means the principal of the Loans, including any PIK Interest that has been compounded pursuant to Section 2.2.3(a).

“Prohibited Transaction” means any non-exempt “prohibited transaction” as prohibited by Section 406 of ERISA and Section 4975 of the Code.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible.

“Real Estate” means any real property owned, leased, subleased or otherwise controlled, operated, used or occupied by any Credit Party.

“Register” is defined in Section 3.5.

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys, investment advisors and other advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the post-event notice requirement is waived under PBGC regulations.

“Requirement of Law” means, as to any Person, any Law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property.

“Responsible Officer” means any of the chief executive officer, president, chief operating officer, chief financial officer, chief technology officer, principal accounting officer, treasurer, comptroller or controller of any Credit Party.

“Restricted Payment” means, without duplication, (a) any dividend, distribution, loan, advance, guaranty, extension of credit, or other payment, whether in cash or property to or for the benefit of any Person that holds Capital Stock of any Credit Party or Subsidiary, and (b) any purchase, redemption, retirement, or other acquisition for value of any Capital Stock of any Credit Party or Subsidiary, whether now or hereafter outstanding, or of any options, warrants, or similar rights to purchase such Capital Stock, or any security convertible into or exchangeable for such Capital Stock; provided that, for the avoidance of doubt, reasonable cash compensation for employment or consultation for services actually performed and advances on future earned commissions in the ordinary course of business shall be deemed not to be a Restricted Payment.

“Revenue” means, for any Person, revenue received by such Person as determined in accordance with GAAP (consistently applied) from the sale of finished goods, inventory or services, in all cases in the ordinary course of such Person’s business, less returns, credits and sales taxes, computed using the same methodology employed in financial statements to report net revenue.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Sanction” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, (b) any Person operating, organized or resident in a country subject to any Sanction or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Securities Act” means the Securities Act of 1933, as amended.

“Second Amendment Effective Date” means September 23, 2024.

“Security Agreement” means the Pledge and Security Agreement of even date herewith made by Borrower in favor of Lender, as amended, restated, supplemented or otherwise modified from time to time.

“Servicing Fee” is defined in Section 2.7.1.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Subject Business” means the business activities of Borrower and its Subsidiaries as an enterprise provider of “Software as a Service” (SaaS) marketing automation solutions for virtual, in-person and hybrid educational and professional events, and end-to-end virtual event solutions that include targeted lead generation, virtual hosting and full webinar functionality.

“Subordinated Debt” means indebtedness incurred by Borrower, on terms reasonably acceptable to Lender, subordinated to all of Borrower’s now or hereafter indebtedness to Lender (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Lender entered into between Lender and the other creditor, which would include, for the avoidance of doubt, payment and remedies blockages through a period extending not less than the earlier of indefeasible repayment in full of the Obligations and 180 days beyond the Loan Maturity Date).

“Subsidiary” of a Person means any corporation, association, partnership, or other business entity of which more than 50% of the outstanding Capital Stock having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of a board of directors or Persons performing similar functions (or, if there are no such directors or Person, having general voting power) of such entity (irrespective of whether or not at the time Capital Stock of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, or by one or more Subsidiaries of such Person. Unless the context indicates otherwise, “Subsidiary” means a Subsidiary of a Credit Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Tax” means any tax, assessment, duty, levy, impost, fee or other charge imposed by any Governmental Authority on any property, revenue, income, or franchise of any Person, and any interest or penalty with respect to any of the foregoing.

“Term Loan” is defined in Section 2.2.1.

“Termination Event” means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA) or in any other circumstances in which the Credit Party, any Subsidiary of any Credit Party, or any ERISA Affiliate has any liability to the Multiple Employer Plan as a result of such withdrawal, or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of any Credit Party or any Subsidiary or any ERISA Affiliate of any Credit Party from a Multiemployer Plan; or (vii) the complete or partial withdrawal of any other party from a Multiemployer Plan of which any Credit Party or Subsidiary becomes aware of which is reasonably likely to result in the reorganization (within the meaning of Section 4241 of ERISA), the insolvency (within the meaning of Section 4245 of ERISA) or the termination (within the meaning of Title IV of ERISA) of a Multiemployer Plan.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Washington; provided however, if, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Washington, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Voting Capital Stock” means, with respect to any Person, Capital Stock issued by such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors, managers, general partners or Persons exercising similar authority with respect to such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Yield Maintenance Premium” is defined in Section 3.1.1.

1.2. Rules of Construction. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” All undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein; if any term is defined differently in different Articles or Divisions of the UCC, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in this Agreement or any of the Schedules to a Section, Subsection or clause refer to such Section, Subsection or clause as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular Section, Subsection or clause contained in this Agreement or any such Schedule. Wherever from the context it appears appropriate, each term, including terms defined in Section 1.1, stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of any Person that is a Governmental Authority, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

1.3. Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower and its Subsidiaries delivered to Lender before the Second Amendment Effective Date and using the same inventory valuation method and lease accounting treatment as used in such financial statements; provided, that Borrower may adopt a change required or permitted by GAAP after the Second Amendment Effective Date as long as Borrower’s certified public accountants concur in such change, it is disclosed to Lender and the Loan Documents are amended in a manner reasonably satisfactory to Lender to address the change.

2. LOANS

2.1. [Reserved]

2.2. Convertible Loan.

2.2.1. Convertible Loan. (a) Prior to the Second Amendment Effective Date, (i) Lender made a “Term Loan” to Borrower pursuant to and as defined in this Agreement (as existing prior to the Second Amendment Effective Date), which Term Loan remains outstanding on the Second Amendment Effective Date in the aggregate amount of $3,072,631.00, consisting of $3,036,667.02 in principal (including interest paid-in-kind), $35,963.98 in accrued and unpaid interest and fees; (ii) Lender made an “Initial Convertible Loan” and a “First Amendment Convertible Loan” each to Borrower pursuant to and as defined in this Agreement (as existing prior to the Second Amendment Effective Date), each of which remain outstanding on the Second Amendment Effective Date collectively in the aggregate amount of $7,464,621.22, consisting of $6,883,213.50 in principal (including interest paid-in-kind), $581,407.72 in accrued and unpaid interest, fees and expenses; and (b) as of the Effective Date, Borrower is obligated to Lender with regard to fee, expenses and reimbursement obligations under the terms of the Loan Documents in the amount of $221,522.52 (“Specified Obligations”). On the Second Amendment Effective Date, without further action, the Term Loan, the Initial Convertible Loan, the First Amendment Convertible Loan, and the Specified Obligations shall be consolidated into a single convertible loan in the amount of $10,758,774.75 (the “Consolidated Convertible Loan”).

2.2.2. Interest Rates.

(a) No Cash Interest Rate. The outstanding principal amount of the Consolidated Convertible Loan shall bear no cash pay interest.

(b) PIK Interest. In lieu of cash pay interest, the outstanding principal amount of the Consolidated Convertible Loan shall accrue interest payable-in-kind (the “PIK Interest”) at an annual rate of fifteen and one-half percent (15.5%) per annum. For the avoidance of doubt, PIK Interest on the Consolidated Convertible Loan shall accrue cumulatively whether or not Borrower shall have capital, surplus or other amounts sufficient under applicable Laws to pay such amounts.

(c) Default Interest. Upon the occurrence, and during the continuance, of an Event of Default, without further action of Lender, the principal of and, to the extent permitted by applicable Law, interest on the Consolidated Convertible Loan and any other amounts owing hereunder or under the other Loan Documents shall automatically bear PIK Interest at a per annum rate of twenty percent (20.0%) (the “Default Rate”), subject to Section 2.3 below. Any payments accepted in accordance with this Section 2.2.2(c) shall not be construed as consent or waiver by Lender to such Event of Default, and Lender’s acceptance of any such payments shall not restrict Lender’s exercise of any remedies arising out of any such Event of Default.

2.2.3. Payment; PIK Accrual.

(a) Accrual of PIK Interest. On the first calendar day of each month following the Closing Date (each a “PIK Accrual Date”), PIK Interest on the Consolidated Convertible Loan accruing in arrears shall automatically be compounded and added to the outstanding principal amount of the Consolidated Convertible Loan, and shall thereafter bear interest as set forth in this Agreement and shall be payable as, when and to the extent that all other principal is payable hereunder.

(b) Interest Fully Earned. All accruals of PIK Interest on the Consolidated Convertible Loan in accordance with this Agreement shall be fully earned on each PIK Accrual Date and Borrower shall not be entitled to any refund thereof in the event of any whole or partial repayment of the Consolidated Convertible Loan prior to the Loan Maturity Date.

(c) Maturity Date. Assuming it has not been converted in accordance with the terms of the Convertible Note prior to such time, the outstanding principal balance of the Consolidated Convertible Loan together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on the Loan Maturity Date or, if earlier, the date on which the Consolidated Convertible Loan becomes due and payable pursuant to the terms of this Agreement or any other Loan Document.

2.2.4. Convertible Note. The Consolidated Convertible Loan shall be evidenced by a Convertible Note; provided, that, in the event of any conflict between the accounts and records maintained by Borrower (including, without limitation, any notations made on any Convertible Notes) and the accounts and records of Lender (including, without limitation, the Register), the accounts and records of Lender shall control in the absence of manifest error.

2.3. Maximum Lawful Rate. Notwithstanding anything to the contrary in this Agreement, in no event shall the interest rate or rates payable under this Agreement and the Notes, plus any other amounts payable in connection herewith, exceed the highest rate permitted under Law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything to the contrary in this Agreement notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under Law that a court of competent jurisdiction shall, in a final determination, deem applicable, then ipso facto, as of the date of this Agreement, Borrower shall be liable only for the payment of such maximum amount as is allowed by applicable Law, and payment received from Borrower in excess of such legal amount, whenever received, shall be applied to the principal balance of the Obligations to the extent of such excess, or returned to the Person legally entitled thereto.

2.4. Security. The Obligations will be secured by a first-priority Lien (subject to Permitted Liens) on and security interest in the Collateral pursuant to the terms of the Collateral Documents.

2.5. Reinstatement. If after receipt and application of any payment under this Agreement any such application is invalidated, set aside, or determined to be void or voidable for any reason, then the Obligations or part thereof intended to be satisfied by such application shall be revived and continued and this Agreement and the other Loan Documents, and the security interests granted hereunder and thereunder shall continue in force as if such payment or proceeds had not been received by Lender, and Borrower shall be liable to pay Lender, and Borrower hereby indemnifies Lender and agrees to defend and hold Lender harmless in an amount equal to the amount of such application. The provisions of this Section 2.5 shall survive the termination of this Agreement.

2.6. [Reserved].

2.7. Fees.

2.7.1. Servicing Fee. Borrower agrees to pay to Lender a servicing fee in the amount of $900.00 (the “Servicing Fee”) per Loan per month. The Servicing Fee shall cover all third-party servicing costs of Lender for the administration of this Agreement and shall be increased automatically (provided the contractual base rate will not increase by more than seven percent (7%) per year) upon Lender’s issuance of an invoice to Borrower to the extent of any contractual rate increase in otherwise covered services or if Lender incurs reasonable additional costs and fees for such services during the term of the Loans. For clarity’s sake, the Servicing Fee is in addition to other amounts owed to Lender pursuant to Section 10.6.

2.7.2. Origination Fee. Borrower agrees to pay to Lender for the account of Lender an Origination Fee in the amount of One Hundred Sixty Thousand Dollars ($160,000) (the “Origination Fee”) on the Closing Date in accordance with the terms and provisions of this Agreement as consideration for the making of the Loans to Borrower. The Origination Fee shall be offset from the gross proceeds delivered by Lender to Borrower on the Closing Date. Borrower agrees that the Origination Fee is fully earned by Lender upon the execution and delivery of this Agreement, is non-refundable, and is in addition to any other fees, costs and expenses payable to Lender pursuant to the Loan Documents.

2.7.3. [Reserved].

2.7.4. Exit Fee. In addition to any amounts or fees otherwise due in connection with the Loans, Borrower shall be obligated to pay to Lender an amount equal to 1.00% of the outstanding principal balance of the Loans (collectively, the “Exit Fee”) upon each of (i) prepayment of the principal balance of the Loans, whether in part or in whole, pursuant to the terms of this Agreement; (ii) the Loan Maturity Date; (iii) any earlier date upon which all or a portion of the Loans becomes due and payable by acceleration of the Obligations pursuant to the terms of the Loan Documents; or (iv) upon exercise of Lender’s option to convert all or any portion of a Convertible Note into Borrower’s equity securities pursuant to the terms of such Convertible Note, provided, that, with respect to such clause (iv), only the portion of the principal balance so converted shall be counted for purposes of determining the applicable Exit Fee; and provided further, that, in the event of a partial prepayment of the Loans pursuant to Section 3.1 or Section 3.2, the Exit Fee shall be calculated on the principal amount so repaid and not on the entire outstanding principal balance thereof.

2.8. Payments, Computations, Etc.

2.8.1. General. All payments to be made by any Credit Party under any Loan Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise specifically provided herein, all payments hereunder shall be made to Lender in Dollars in immediately available funds by wire transfer to Lender’s designated account not later than 2:00 p.m. (Pacific Time) on the date when due or through automated clearing house (“ACH”) transfers from Borrower’s depositary account at Depositary Bank (the “Payment Account”) directly to Lender. If Borrower elects to make payments through ACH, Borrower hereby agrees to execute and deliver to Lender an authorization agreement for direct payments whereby, among other things, Lender shall be irrevocably authorized to initiate ACH transfers from the Payment Account to Lender in the amounts required or permitted under this Agreement and all other Loan Documents, including for scheduled payments of principal and cash interest (if any) due under this Agreement. Unless Lender provides written consent to the contrary, Lender’s authorization for direct ACH transfers shall be irrevocable and such ACH transfers shall continue until the Obligations are indefeasibly paid in full. For so long as any Obligations remain outstanding, Borrower shall: (i) not revoke Lender’s authority to initiate ACH transfers as hereby contemplated; (ii) not change, modify, close or otherwise affect the Payment Account; and (iii) be responsible for all costs, expenses or other fees and charges incurred by Lender as a result of any failed or returned ACH transfers resulting from insufficient funds or otherwise. The Credit Parties hereby agree to undertake any and all required actions, execute any required documents, instruments or agreements, or to otherwise do any other thing required or requested by Lender in order to effectuate the requirements of this Section 2.8.1. Payments received after such time may, in Lender’s discretion, be deemed to have been received on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing and to but excluding the date of payment.

2.8.2. Delinquent Payments. Lender may elect to debit Borrower’s Deposit and Securities Accounts pursuant to the Authorization Agreement for Pre-Authorized Payments attached hereto as Exhibit D (the “Authorization Agreement”), for any payments on any Obligations due to Lender pursuant to the Loan Documents if such amounts have not been received within five (5) Business Days of the due date for such payment.

2.8.3. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Lender on account of the Obligations or any other amounts outstanding under any of the Loan Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all documented out-of-pocket costs and expenses (including without limitation attorneys’ fees) of Lender in connection with this Agreement or any other Loan Document, including the enforcement of Lender’s rights under this Agreement and the other Loan Documents;

SECOND, to the payment of any protective advances made by Lender with respect to the Collateral under or pursuant to the terms of the Collateral Documents or otherwise with respect to the Obligations owing to Lender;

THIRD, to payment of any accrued and unpaid fees owed to Lender;

FOURTH, to the payment of all of the Obligations consisting of accrued and unpaid interest on the Loans;

FIFTH, to the payment of all of the Obligations consisting of the outstanding Principal amount of the Loans;

SIXTH, to all other Obligations which have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category.

3. OTHER PROVISIONS RELATING TO LOANS

3.1. Voluntary Prepayments.

3.1.1. Yield Maintenance. Borrower may prepay voluntarily the Principal of the Loans, in accordance with their terms, in whole or in part at any time as set forth in this Section 3.1. On the date of any such prepayment, Borrower shall owe to Lender: (i) all accrued and unpaid cash interest (including for the avoidance of doubt, PIK Interest and cash interest) with respect to the principal amount so prepaid through the date the prepayment is made; (ii) if such prepayment is prior to the twelve-month anniversary of the Closing Date, all unpaid interest (including for the avoidance of doubt, PIK Interest and cash interest) with respect to the principal amount so prepaid that would have been due and payable on or prior to the twelve-month anniversary of the Closing Date had the Loans remained outstanding until such twelve-month anniversary date (the “Yield Maintenance Premium”); (iii) the Exit Fee with respect to the principal amount so prepaid, and (iv) all other Obligations, if any, that shall have become due and payable hereunder with respect to the principal amount so prepaid.

3.1.2. Notice of Prepayment. Borrower shall give Lender irrevocable written notice of any optional prepayment pursuant to this Section 3.1 not fewer than thirty (30) days prior to the prepayment date, specifying (i) such prepayment date, (ii) the aggregate amount of the payment by Borrower proposed to be made on such date and (iii) that such optional prepayment is to be made pursuant to this Section 3.1. Lender shall provide Borrower with a calculation reflecting the application of such prepayment to the Obligations (including any premium or fees, costs or expenses then due) and the principal of the Loans remaining outstanding after such prepayment has been applied. Notwithstanding the foregoing, any notice of prepayment delivered in connection with any refinancing of the Loans with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such identifiable event or condition and may be revoked by Borrower in the event such contingency is not met. Notwithstanding the foregoing, in the event Lender elects to, in lieu of receiving prepayment thereof, have any Conversion Amount (as defined in the Convertible Note) converted into Class A Common Stock of Borrower in accordance with the provisions of the Convertible Note, PIK Interest on the amount of principal converted from and after the date of the notice of prepayment referenced in this Section 3.1.2, through the date of such election, shall not accrue and shall be deemed to be forgiven.

3.2. Mandatory Prepayments.

3.2.1. Proceeds of Dispositions and Events of Loss. If any Credit Party or any Subsidiary of any Credit Party shall at any time or from time to time make any Dispositions in an aggregate amount in excess of $100,000 in any Fiscal Year following the Closing Date, or shall suffer an Event of Loss with respect to any Property, then Borrower shall immediately notify Lender of such Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Credit Party in respect thereof) and, within 2 Business Days of receipt by such Credit Party or such Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, Borrower shall make a prepayment to Lender in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds, which Lender shall apply first toward the Loans in an amount calculated to include any Yield Maintenance Premium, computed in accordance with Section 3.1, as if such prepayment were a voluntary prepayment thereunder, together with the Exit Fee with respect to the portion of the Loans so prepaid; provided, that (x) so long as no Default or Event of Default then exists, this Section 3.2.1 shall not require any such prepayment with respect to Net Cash Proceeds received on account of an Event of Loss so long as (i) Borrower notifies Lender in writing within thirty (30) days after such Event of Loss of the applicable Credit Party’s or Subsidiary’s intent to apply such Net Cash Proceeds to replace or restore the relevant Property and (ii) the applicable Credit Party or Subsidiary completes such replacement or restoration within one hundred twenty (120) days after such Event of Loss; and (y) so long as no Event of Default then exists, if Borrower states in its notice of such event that the relevant Credit Party or the relevant Subsidiary intends to reinvest, within one hundred twenty (120) days of the applicable Disposition, the Net Cash Proceeds thereof in assets useful in the business of Borrower and its Subsidiaries (other than inventory), then Borrower shall not be required to make a mandatory prepayment under this Section 3.2.1 in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such assets within such one hundred twenty (120)-day period. Promptly after the end of such one hundred twenty (120)-day period, Borrower shall notify Lender in writing whether such Credit Party or such Subsidiary has reinvested such Net Cash Proceeds in such assets, and, to the extent such Net Cash Proceeds have not been so reinvested, Borrower shall prepay the Obligations within two (2) Business Days in the amount of such Net Cash Proceeds not so reinvested.

3.2.2. Proceeds of Indebtedness. If after the Closing Date a Credit Party or any Subsidiary shall issue any Indebtedness, other than Indebtedness permitted by Section 7.1 hereof, Borrower shall promptly notify Lender in writing of the estimated Net Cash Proceeds of such issuance to be received by or for the account of such Credit Party or Subsidiary in respect thereof. Promptly upon receipt by such Credit Party or Subsidiary of Net Cash Proceeds of such issuance, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds, which Lender shall apply toward the Loans in an amount calculated to include any Yield Maintenance Premium, computed in accordance with Section 3.1 as if such prepayment date were a voluntary prepayment thereunder, together with the Exit Fee with respect to the portion of the Loans so prepaid.

3.2.3. Proceeds of Capital Stock. If after the Second Amendment Effective Date, a Credit Party or any Subsidiary shall issue or sell any of their Capital Stock (other than (a) to Borrower or its Subsidiaries, (b) in connection with a conversion of debt securities to equity, or (c) in connection with the exercise by a present or former employee, officer, director or consultant under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement), Borrower shall prepay the Obligations in an aggregate amount equal to 20% of the amount of Net Cash Proceeds related to such issuance or sale, which Lender shall apply toward the Loans in an amount calculated to include any Yield Maintenance Premium, computed in accordance with Section 3.1 as if such prepayment date were a voluntary prepayment thereunder, together with the Exit Fee with respect to the portion of the Loans so prepaid; provided however, solely with regard to the 2024 Capital Stock Issuance, Borrower shall prepay the Obligations in an aggregate amount equal to the sum of (a) 100% of the amount of Net Cash Proceeds up to an amount of $2,000,000 plus (b) 20% of the amount of Net Cash Proceeds over $5,000,000, which Lender shall apply toward the Loans in an amount calculated to include any Yield Maintenance Premium, computed in accordance with Section 3.1 as if such prepayment date were a voluntary prepayment thereunder, together with the Exit Fee with respect to the portion of the Loans so prepaid.

3.2.4. Extraordinary Receipts. If after the Closing Date a Credit Party or any Subsidiary shall receive any Extraordinary Receipts, Borrower shall promptly notify Lender in writing of the estimated amount of Net Cash Proceeds thereof. Promptly upon receipt by such Credit Party or Subsidiary of any Extraordinary Receipts, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of Net Cash Proceeds related to such Extraordinary Receipts, which Lender shall apply toward the Loans in an amount calculated to include any Yield Maintenance Premium, computed in accordance with Section 3.1 as if such prepayment date were a voluntary prepayment thereunder, together with the Exit Fee with respect to the portion of the Loans so prepaid.

3.2.5. Change of Control. At the option of Lender, Borrower shall prepay the Obligations in whole upon the occurrence of any Change of Control, together with the Yield Maintenance Premium, computed in accordance with Section 3.1 as if such prepayment date were a voluntary prepayment thereunder, together with the Exit Fee with respect to the portion of the Loans so prepaid. If Borrower fails to provide advance notice of a Change of Control, and a Change of Control occurs, Lender shall have the right to (x) provide Borrower with a mandatory prepayment demand after Lender obtains actual knowledge of the occurrence of such Change of Control, in which case, the provisions of this Section 3.2.4 shall be followed for the prepayment of the principal amount of the Loans, (y) declare an Event of Default under Section 8.1 or (z) exercise any other remedy available to Lender under the Loan Documents or applicable Law.

3.2.6. Notice of Mandatory Prepayments. Borrower shall provide written notice of any prepayments to be made pursuant to this Section 3.2 to Lender by no later than 11:00 a.m. (Pacific time) at least two (2) Business Day prior to the proposed prepayment date, which notice shall state pursuant to which paragraph of this Section 3.2 such prepayment is being made and shall include a reasonable calculation of such prepayment. Notwithstanding anything to the contrary in this Section 3.2, Lender shall have the right to decline all or any portion of any mandatory prepayment required under this Section 3.2 by giving written notice of such refusal to Borrower no later than 9:00 a.m. (Pacific time) at least one (1) Business Day prior to the date of such prepayment, in which case Borrower shall have no obligation to prepay such amount to Lender in accordance with this Section 3.2.

Nothing in this Section 3.2 shall permit any Disposition of Property in violation of the terms of the Loan Documents, waive or permit any event that would otherwise cause or constitute an Event of Default, or otherwise permit any action or transaction otherwise prohibited by the terms of the Loan Documents.

3.3. Requirements of Law.

3.3.1. Payments of Additional Amounts. If, after the date hereof, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to Lender, or compliance by Lender with any request or directive (whether or not having the force of Law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date:

(a) shall subject Lender to any Tax of any kind whatsoever (other than Excluded Taxes) with respect to the Loans made by it or its obligation to make the Loans, or change the basis of taxation of payments to Lender in respect thereof (except for changes in Income Taxes of Lender or its applicable lending office or any affiliate thereof);

(b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Lender; or

(c) without duplication of the foregoing, shall impose on Lender any other condition or reduces any amount receivable by Lender in connection with its Loans or participations therein, or requires Lender to make any payment calculated by reference to the amount of its Loans or participations therein held or interest or fees received by it, by an amount deemed material by Lender;

and the result of any of the foregoing is to increase the cost to Lender of making or maintaining the Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to Borrower from Lender, Borrower shall be obligated to promptly pay Lender, upon its written demand, any additional amounts necessary to compensate Lender for such increased cost or reduced amount receivable. For purposes of this Section 3.3, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, guidelines, and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or other U.S. or foreign Governmental Authorities pursuant to Basel III, regardless of when promulgated or effective, and any change in the interpretation thereof by any Governmental Authority having the authority to interpret or enforce the same shall be deemed to be a change in a Requirement of Law regardless of when promulgated, adopted or otherwise effective. If Lender desires to claim any additional amounts pursuant to this Section 3.3, it shall provide written notice thereof to Borrower certifying (x) that one of the events described in this Section 3.3 has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Subsection 3.3.1 submitted by Lender to Borrower shall be conclusive and binding on the parties hereto in the absence of manifest error. This covenant shall survive the termination of this Agreement and the repayment of the Obligations.

3.3.2. No Waiver. Failure or delay on the part of Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital pursuant to this Section 3.3 shall not constitute a waiver of Lender’s right to demand such compensation; provided, that Lender shall not be entitled to compensation for any increased costs or reductions incurred or suffered with respect to any date unless Lender shall have notified Borrower not more than two hundred seventy (270) days after such date (except that if the adoption of or any change in the Requirement of Law or in the interpretation or application thereof is retroactive, then the two hundred seventy (270)-day period referred to above shall be extended to include the period of retroactive effect).

3.4. Taxes.

3.4.1. Withholding Generally. Except as provided below in this Section 3.4.1, all payments made by any Credit Party to Lender under this Agreement and the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other Taxes now or hereafter imposed, levied, collected, withheld or assessed, excluding any Excluded Taxes. “Excluded Taxes” means any Taxes measured by or imposed upon the overall gross or net income of Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes on the overall capital or net worth of Lender or its applicable lending office, or any branch or affiliate thereof imposed: (i) by the jurisdiction under the Laws of which Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; (ii) by reason of any connection between the jurisdiction imposing such Tax and Lender, applicable lending office, branch or affiliate other than a connection arising solely from Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Agreement or the Notes; (iii) by reason of Lender’s failure to comply with the requirements of Section 3.4.2; (iv) by reason of U.S. federal withholding Taxes imposed on amounts payable to or for the account of any non-United States Person with respect to an applicable interest in a Notes; or (v) under FATCA. If any Taxes other than Excluded Taxes (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to Lender hereunder or under any other Loan Document, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents and the Credit Party shall, as soon as practicable after the payment of any such Non-Excluded Taxes, provide to Lender an original or certified copy of any receipt issued by the Governmental Authority to which such Non-Excluded Taxes were paid. If a Credit Party, after having been notified of its duty to pay any Non-Excluded Taxes, fails to pay such Non-Excluded Taxes when due to the appropriate Governmental Authority or fails to remit to Lender the required receipts or other required documentary evidence, Borrower shall indemnify, defend and hold harmless Lender for any incremental Taxes, interest or penalties (including, without limitation, any reasonable expenses arising therefrom or with respect thereto) that may become payable by Lender as a result of any such failure. The agreements in this Section 3.4.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.4.2. Withholding Documentation. Lender shall deliver to Borrower on or prior to the date of this Agreement, a properly completed and duly executed copy of its IRS Form W-9 (or other applicable Tax form) certifying that Lender is exempt from U.S. federal backup withholding Tax. If any rights of Lender to receive payment hereunder are assigned to a Person that is not a “United States Person” as defined in Section 7701(a)(30) of the Code, Lender shall cause such assignee to deliver to Borrower on or prior to the date of any such assignment two properly completed and duly executed originals of Form W-8 ECI, W-8 BEN, W-8 BEN-E, W-8 IMY or other applicable form certifying as to such Person’s entitlement to exemption from or reduction in rate of withholding of Taxes, if any.

3.4.3. Refunds. If Lender receives a payment under this Section 3.4 with respect to Non-Excluded Taxes and subsequently receives a refund from any Governmental Authority which is specifically attributable to such payment, Lender shall promptly pay such refund to Borrower (but only to the extent of additional amounts paid by Borrower under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender if Lender is required to repay such refund to such Governmental Authority. This Section 3.4.3 shall not be construed to require Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

3.4.4. FATCA. If a payment made to Lender hereunder or under any Notes would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA, Lender shall deliver to Borrower at the time or times prescribed by Law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable Law and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

3.5. Register. Lender, or Lender’s designated agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain a register for the recordation of an accounting record evidencing the Obligations, including the amounts of principal and interest payable and paid to Lender from time to time under this Agreement and any Notes (the “Register”). Lender will make reasonable efforts to maintain the accuracy of its accounting record and to update promptly its account or accounts from time to time, as necessary. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Obligations. The entries in the Register shall be conclusive absent manifest error of the amount of the Loans and the interest and other payments thereon.

3.6. Additional Reserves. Lender may, upon and during the continuance of an Event of Default, in its sole discretion, require Borrower to establish commercially reasonable reserves for additional obligations or liabilities of the Credit Parties to third parties, including, but not limited to, insurance, Tax and rent reserves, provided, that, any such reserve shall be for amounts as necessary to reserve for a period of not more than one hundred twenty (120) days.

4. CONDITIONS

4.1. Conditions to Closing. The obligation of Lender to make the Loans on the Closing Date is subject to the satisfaction or waiver in writing of each and all of the following conditions:

4.1.1. Lender shall have received the agreements, documents, and instruments set forth on Schedule 4.1 in form and substance satisfactory to Lender in its sole discretion and, where applicable, duly executed and delivered by the parties thereto (other than Lender).

4.1.2. The representations and warranties of the Credit Parties in this Agreement and of each party to the Loan Documents are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

4.1.3. No Default or Event of Default shall have occurred and be continuing or be in existence immediately following the making of the Loans.

4.1.4. Lender shall have received the following certificates and documents:

(a) certified copies of the resolutions of the board of directors (or similar governing body) and, if necessary, shareholders (or holders or Capital Stock of each Credit Party) of each Credit Party approving the Loan Documents and of all documents evidencing other necessary corporate or other organizational action, as the case may be, and all documents evidencing approvals required by any Governmental Authority, if any, with respect to each Credit Party’s execution and delivery of, and performance by such Credit Party of its obligations under, the Loan Documents to which it is or may become a party and the expiration of all applicable waiting periods, all of which documents shall be in form and substance satisfactory to Lender in its sole discretion;

(b) a certificate of the secretary or an assistant secretary of each Credit Party certifying: (A) the names and true signatures of the officers of such Credit Party authorized to sign the Loan Documents to which such Credit Party is a party and any other documents to which such Credit Party is a party that may be executed and delivered in connection herewith, all of which documents shall be in form and substance satisfactory to Lender in its sole discretion, (B) that attached thereto are true and complete copies of the Organizational Documents of such Credit Party, including a certified copy of the certificate of incorporation or equivalent formation document of such Credit Party and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State or equivalent Governmental Authority; (C) that attached thereto is a good standing certificate or certificate of existence from the Secretary of State or equivalent Governmental Authority of the state of incorporation or organization, dated as of a recent date, certifying as to the good standing or valid existence, as applicable, of such Credit Party; and (D) that attached thereto are original certificates of good standing or foreign qualification from each other jurisdiction in which each Credit Party is authorized or qualified to do business;

(c) a Closing Certificate, dated the Closing Date, of a Responsible Officer of each of the Credit Parties, certifying that: (A) at and as of the Closing Date, all conditions precedent required under Sections 4.1.2, 4.1.3, 4.1.11, 4.1.13, and 4.1.14, have been satisfied; (B) prior to the Closing Date, Borrower has provided Lender with copies of Borrower’s standard form confidentiality and non-disclosure agreements and that no such agreement which constitutes an Affiliate Contract in existence as of the Closing Date provides materially less protection to Borrower than such form, (C) prior to the Closing Date, Borrower has provided Lender with true, correct and complete copies of all Affiliate Contracts in existence as of the Closing Date (other than those of a type as referred to in clause (B) and the option agreements entered into by Borrower, the option shares for which have been disclosed on the pro forma capitalization table required under Section 4.1.1); and (D) both before and after giving effect to the borrowing of the Loans hereunder and the application of the proceeds thereof, (1) the representations and warranties made by the Credit Parties herein and in the other Loan Documents are true and correct in all Material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality) on and as of the Closing Date, and (2) no Default or Event of Default exists; and

(d) a certificate dated the Closing Date executed by a Financial Officer of Borrower to the effect that the Credit Parties, taken as a whole, both before and after giving effect to Borrower’s borrowing of the Loans and the other transactions contemplated by the Loan Documents, are solvent as described in Section 5.13, in form and substance satisfactory to Lender in its sole discretion.

4.1.5. Lender shall have received a legal opinion in form and substance reasonably satisfactory to Lender from outside counsel for each of the Credit Parties and the Individual Guarantor.

4.1.6. Lender shall have received certificates of insurance indicating that all insurance required to be maintained pursuant to Section 6.12 is in full force and effect, together with such endorsements contemplated thereby, which certificates and endorsements shall in be in form and substance satisfactory to Lender in its sole discretion and for all policies listed on Schedule 5.18.

4.1.7. The Credit Parties shall have paid, or shall have made arrangements to pay contemporaneously with the Closing or have offset against the proceeds of the Loans, (i) the Origination Fee as set forth in Section 2.7.2 and (ii) the amounts (including fees and expenses of counsel) reimbursable under Section 10.6.1 and incurred as of the Closing Date by Lender, in connection with the negotiation and preparation of this Agreement and the other Loan Documents (and the term sheet executed by Lender in connection with this financing transaction).

4.1.8. All necessary and customary filings and recordings against or with respect to the Collateral shall have been completed and the first-priority Liens on the Collateral in favor of Lender shall have been perfected, as contemplated by the Collateral Documents, in each case subject to Permitted Liens.

4.1.9. Lender shall have received certified copies of (i) the final financial statements of Borrower for its Fiscal Year ended in 2020, (ii) a pro forma consolidated balance sheet showing the impact of the Demio Acquisition, (iii) a pro forma capitalization table, and (iv) a schedule of outstanding Indebtedness for the Credit Parties, each dated as of the Closing Date and, in the case of clauses (ii), (iii) and (iv), after giving effect to the Loans and the other transactions contemplated by the Loan Documents to be completed on the Closing Date, and in each case in form and substance reasonably acceptable to Lender.

4.1.10. Lender shall have received (i) an insurance review conducted by a third-party advisor reasonably acceptable to Lender, and (ii) background checks on Borrower’s management level employees, and the results of each such report shall be acceptable to Lender in its sole discretion.

4.1.11. No changes, occurrences, or developments shall have taken place since the last day of Borrower’s Fiscal Year ending in 2020, that have had, or reasonably could be expected to have, a Material Adverse Effect or a material adverse effect on the business, assets, operations or condition (financial or otherwise) of each of the Credit Parties, as determined by Lender in its sole discretion.

4.1.12. Lender shall have received Lien search results satisfactory to Lender from the Uniform Commercial Code records of the Secretary of State or other responsible state official in the state of organization of Borrower and each of its Subsidiaries and in any other state reasonably required by Lender;

4.1.13. No litigation, arbitration, proceeding, or investigation shall be pending or threatened that questions the validity or legality of the transactions contemplated by any Loan Document or seeks a restraining order, injunction, or damages in connection therewith, or that, in the judgment of Lender, could be expected to have a Material Adverse Effect.

4.1.14. All consents and approvals of any Governmental Authority or other Person necessary to permit the completion of the transactions contemplated by the Loan Documents or to prevent the cancellation or modification of any agreement necessary in the conduct of the business of the Credit Parties shall have been obtained and delivered to Lender.

4.1.15. Lender shall have received a properly completed and duly executed IRS Form W-9 (or other applicable Tax form) from Borrower and all other documentation and other information required by regulatory authorities or other Governmental Authorities in connection with the transactions contemplated by the Loan Documents, including, without limitation, under applicable OFAC Sanctions Programs and other “know your customer” rules and regulations (including but not limited to the Patriot Act).

4.1.16. No Credit Party shall have any Indebtedness except Indebtedness permitted pursuant to Section 7.1, and there shall exist no Liens upon or with respect to any Credit Party’s Property except Permitted Liens, in each case other than Indebtedness of Borrower listed on Schedule 6.2 to be repaid and Liens, as applicable, to be terminated and released on the Closing Date, with respect to which Lender shall have received pay-off letters or other adequate documentation in form and substance satisfactory to Lender in its sole discretion for such repayment, termination and release. Lender shall have received those UCC-3 financing terminations as listed on Schedule 5.19 in form and substance satisfactory to Lender in its sole discretion and evidence of either filing thereof or authorization to file on or prior to the Closing Date.

4.1.17. Borrower and Lender shall have agreed in writing upon a funds flow memorandum, describing the sources and uses of all cash payments in connection with this Agreement on the Closing Date, any offsets, deductions or fees to be paid from the gross proceeds of the Loans on the Closing Date, and including wire instructions provided and approved by Borrower for all payments to be made by Lender on the Closing Date.

4.1.18. The Demio Acquisition shall have closed simultaneously with the closing of the transactions contemplated by this Agreement.

4.1.19. Lender shall have received such other statements, opinions, certificates, documents, and information with respect to the matters contemplated by this Agreement as Lender may reasonably request.

5. REPRESENTATIONS AND WARRANTIES. The Credit Parties represent and warrant to Lender as follows:

5.1. Existence and Power of the Credit Parties. Each Credit Party is duly incorporated or organized, validly existing and, as applicable, in good standing under the Laws of the jurisdiction in which it was organized, and is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required by Law and in which the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect. Furthermore, each Credit Party has full power, authority, and legal right to carry on its business as presently conducted and contemplated to be conducted, to own and operate its properties and assets, and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party.

5.2. Authorization; No Violation. The execution and delivery by each Credit Party of each Loan Document to which it is a party, and the performance by each Credit Party of its obligations thereunder, have been duly authorized by all necessary action of such Credit Party, and do not (i) require any shareholder, board of directors, manager, partner or member approval, or the approval or consent of any trustee or the holders of any Indebtedness of such Credit Party, in each case, that has not already been obtained, (ii) contravene any Law, order, writ, injunction, judgment or decree applicable to or binding on such Credit Party, or the Organizational Documents of such Credit Party; (iii) contravene the provisions of or constitute a default under any Material Contract; or (iv) result in, or require, the creation or imposition of any Lien (other than the Liens granted to Lender) upon or with respect to any of the Property of any Credit Party, whether now owned or hereafter acquired.

5.3. Valid Obligations; Liens. The Loan Documents and all of their respective terms and provisions are legal, valid, and binding obligations of each Credit Party thereto, enforceable in accordance with their respective terms and provisions, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally. The Loan Documents have created in favor of Lender, legal, valid, and binding Liens in the Collateral enforceable in accordance with their terms, and such Liens are perfected, first priority security interests, subject only to Permitted Liens.

5.4. Consents or Approvals. The execution, delivery, and performance of this Agreement, the Notes, and the other Loan Documents, and the transactions contemplated thereby, do not require any authorization, approval or consent of, or filing, declaration or registration with, or notice to, any Governmental Authority, any other agency or authority, or any other Person, except as set forth on Schedule 5.4.

5.5. Changes. Since December 31, 2020, there have been no changes, occurrences, or developments, that have had, or reasonably could be expected to have, a Material Adverse Effect.

5.6. Compliance with Other Agreements. Except as set forth in Schedule 5.6, no Credit Party, and to the Credit Parties’ knowledge, no other party to any Material Contract, is in material breach of or material default under any Material Contract. No Credit Party has received any notice of default prior to the Closing Date, from any lessor of any leased property with respect to each location where any Collateral with a book value in excess of $25,000 is stored or located.

5.7. Litigation. There is no action, suit, litigation, arbitration, proceeding, or investigation pending, or, to the knowledge of any Credit Party, threatened against any Credit Party (a) in which the amount of damages claimed (excluding punitive damages) exceeds $200,000, (b) the outcome of which reasonably could be expected to have a Material Adverse Effect, or (c) related to or with respect to any Loan Document or any transaction contemplated by the Loan Documents.

5.8. Investment Company Act; Foreign Corporation. No Credit Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries ever has been, is, or, upon the consummation of the transactions contemplated hereby, by any other Loan Document or any related agreements, will be (i) a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code or (ii) a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code.

5.9. Permits and Approvals. Each Credit Party has all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations, and other rights and privileges (including patents, trademarks, trade names, and copyrights) to allow it to own and operate its business without any material violation of Law or the material rights of others.

5.10. Compliance with Laws. Each Credit Party has duly complied, and its Properties and business operations are in compliance, in all material respects, with all Laws, orders, writs, injunctions, judgments, and decrees applicable to such Credit Party and its Properties and business. There have been no citations, notices or orders of material noncompliance issued to any Credit Party under any applicable Law.

5.11. ERISA. Each Credit Party and each ERISA Affiliate and each Plan any of them sponsor or to which any of them has an obligation to contribute is in compliance in all material respects with ERISA, the provisions of the Code, and all other Laws applicable to each such Plan; each Plan which is intended to qualify under Section 401(a) of the Code is so qualified; no Credit Party nor any ERISA Affiliate has engaged in a Prohibited Transaction or violation of fiduciary responsibility rules that would subject any Credit Party, any ERISA Affiliate, or any Plan to a material Tax or penalty imposed on a Prohibited Transaction or any other liability arising under ERISA. No Pension Plan has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no Pension Plan is less than fully funded on a termination basis. No Pension Plan has any deficiency in funding, except as explained in such schedule. Neither any Credit Party nor any ERISA Affiliate has incurred any material liability to the PBGC other than for payment of premiums, and there are no premium payments which have become due that are unpaid. Neither any Credit Party nor any ERISA Affiliate has terminated any Pension Plan, and no Pension Plan is reasonably expected to be terminated in a manner that could result in the imposition of a Lien on the property of any Credit Party or any ERISA Affiliate. Neither any Credit Party nor any ERISA Affiliate has contributed, or been obligated to contribute, to any Multiemployer Plan on or after September 26, 1980 or to any Multiple Employer Plan at any time.

5.12. Federal Reserve Regulations. No Credit Party is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Federal Reserve Regulation U), and no part of the proceeds of the Loans will be used by Borrower to purchase or carry any such margin stock in violation of Regulation T, U or X, or to extend credit to others for the purpose of purchasing or carrying any such margin stock, or for any other purpose that violates the applicable provisions of any Federal Reserve regulation.

5.13. Solvency. Both before and after giving effect to Borrower’s borrowing of the Loans and the other transactions contemplated by the Loan Documents, the Credit Parties, taken as a whole:

5.13.1. will not be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

5.13.2. do not have unreasonably small capital and are not engaged or about to engage in a business or a transaction for which any remaining assets of the Credit Parties, taken as a whole, are unreasonably small;

5.13.3. by executing and delivering the Loan Documents and other agreements to which they are party or performing their obligations thereunder or by taking any action with respect thereto, do not intend to, nor believe that they will, incur debts beyond their ability to pay them as they mature;

5.13.4. by executing and delivering the Loan Documents and other agreements to which they are party or performing their obligations thereunder or by taking any action with respect thereto, do not intend to hinder, delay or defraud either their present or future creditors; and

5.13.5. do not at this time contemplate filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any Law of any jurisdiction, nor, to any Credit Parties’ knowledge, is any Credit Party the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any Law of any jurisdiction.

5.14. Capitalization; Ownership of Subsidiaries. Schedule 5.14 hereto (a) identifies each Credit Party’s and each of its Subsidiaries’, if any, exact legal name, chief executive office, jurisdictions where it is qualified to do business, U.S. taxpayer identification number and organizational identification number; (b) lists all direct ownership interests and any rights, including options, warrants or other convertible securities, to acquire ownership interests of each Credit Party and each of its Subsidiaries, including the record holder, number of interests and percentage interests on a fully diluted basis; and (c) sets forth an organization chart showing the ownership structure of the Credit Parties.

5.15. Financial Statements.

5.15.1. Borrower has delivered to Lender copies of (i) the consolidated annual financial statements for Borrower’s Fiscal Year ending December 31, 2020 (the “Most Recent Financial Statements”), (ii) the consolidated annual financial statements for Demio’s Fiscal year ending December 31, 2020 (the “Demio Financials”), and (iii) a pro forma consolidated balance sheet, income statement and statement of cash flows showing the impact of the Demio Acquisition. The Most Recent Financial Statements (including in each case the related schedules and notes) fairly present in all material respects the financial position of Borrower as of the end of such Fiscal Year and the results of its operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved. To the Credit Parties’ knowledge, having undertaken such financial and other due diligence of Demio as is commercially reasonable under the circumstances, the Demio Financials (including in each case the related schedules and notes) fairly present in all material respects the financial position of Demio as of the end of such Fiscal Year and the results of its operations and cash flows for the respective periods so specified.

5.15.2. The pro forma balance sheet of the Credit Parties, budgets and financial forecasts delivered to Lender in connection herewith were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by Borrower to be reasonable at the time of delivery of such forecasts, and represented, at the time of delivery, Borrower’s reasonable estimate of its future financial condition and performance, provided, however, that no representation or warranty is made as to the impact of future general economic conditions or as to whether Borrower’s and its Subsidiaries’ projected results as set forth in such financial forecasts will actually be realized, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the financial forecasts may differ materially from the financial forecasts.

5.16. Taxes. Each Credit Party has filed all federal, state, local, foreign and other Tax returns that are required to have been filed in any jurisdiction, and has paid all Taxes shown to be due and payable on such returns and all other Taxes and assessments levied upon it or its properties, assets, income or franchises, to the extent such Taxes and assessments have become due and payable and before they have become delinquent, except for any Taxes and assessments the amount, applicability, or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Credit Party has established adequate reserves in accordance with GAAP, and Taxes and assessments not exceeding Twenty Thousand Dollars ($20,000) in the aggregate. No Credit Party knows of any basis for any other material Tax or assessment. The charges, accruals and reserves on the books of the Credit Parties in respect of federal, state, local, foreign or other Taxes for all fiscal periods are adequate in accordance with GAAP. There is no ongoing audit or examination or, to the knowledge of any Credit Party, other investigation by any Governmental Authority of the Tax liability of any Credit Party or any Subsidiary thereof. No Governmental Authority has recorded any Lien or other claim against any Credit Party or any Subsidiary thereof or any of their respective Property with respect to unpaid Taxes.

5.17. Title to Property. Each Credit Party has good and sufficient title to the Collateral and its properties, including all such properties reflected in the compiled balance sheet included in the Most Recent Financial Statements, or purported to have been acquired by any Credit Party and/or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens except Permitted Liens. All leases to which any Credit Party and/or their respective Subsidiaries are a party are valid and subsisting and are in full force and effect in all material respects.

5.18. Insurance. The Credit Parties maintain property, casualty, liability and flood insurance (if applicable) coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards and in each case in compliance with the terms of Section 6.12. Schedule 5.18 sets forth a complete list of all such insurance maintained by the Credit Parties on the Closing Date.

5.19. Outstanding Indebtedness; Liens.

5.19.1. Schedule 5.19 sets forth a complete and correct list of all outstanding Indebtedness of the Credit Parties as of the Closing Date. No Credit Party is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any such Indebtedness and no event or condition exists with respect to any such Indebtedness that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

5.19.2. No Credit Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien other than Permitted Liens.

5.20. Foreign Assets Control Regulations.

5.20.1. Neither the borrowing of any Loan by Borrower hereunder nor its use thereof will violate (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”), (iv) USA PATRIOT ACT (the “Patriot Act”), or (v) USA FREEDOM ACT. No part of any Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.20.2. Neither Borrower nor any Subsidiary (i) is or will become a “blocked person” as described in Section 1.01 of the Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is otherwise associated, with any such blocked person.

5.20.3. Each of Borrower and any Subsidiary and their Affiliates are in compliance, in all material respects, with the USA PATRIOT ACT and the USA FREEDOM ACT.

5.21. Environmental Matters. Each of Borrower and its Subsidiaries is in compliance in all material respects with all Environmental Laws, whether in connection with the ownership, use, maintenance or operation of its Premises or the conduct of any business thereon, or otherwise. Neither Borrower, any of its Subsidiaries nor to Borrower’s knowledge any previous owner, tenant, occupant, user or operator of the Premises, or any present tenant or other present occupant, user or operator of the Premises has used, generated, manufactured, installed, treated, released, stored or disposed of any Hazardous Materials on, under, or at the Premises, except in compliance in all material respects with all applicable Environmental Laws. There have not existed in the past, nor to any of the Credit Party’s knowledge are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to any Credit Party or, to any Credit Party’s knowledge, to the Premises, alleging material liability under, violation of or noncompliance with, any Environmental Law, Hazardous Materials, or any license, permit or other authorization issued pursuant thereon. Borrower has delivered to Lender true and correct copies of any and all leases pursuant to which any Credit Party is leasing the Premises.

5.22. Employee Matters. With respect to labor and employment matters: (a) no employee of any Credit Party is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Credit Party and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Credit Party, and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of the Credit Parties after due inquiry, threatened between any Credit Party and its employees which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.23. Affiliate Transactions. Except as disclosed on Schedule 5.23 hereto, no Credit Party has, directly or indirectly, entered into or permitted to exist any transaction or group of related transactions (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with any Affiliate, except for transactions in the ordinary course and pursuant to the reasonable requirements of the business of such Credit Party and upon fair and reasonable terms no less favorable to such Credit Party than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate. Schedule 5.23 identifies each material Affiliate Contract in existence as of the Closing Date.

5.24. OFAC.

5.24.1. Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to it. Borrower will not directly or indirectly use the proceeds of any advance or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

5.24.2. Each Subsidiary of Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.

5.24.3. Borrower has provided to Lender all information regarding Borrower, its Subsidiaries and their respective Affiliates requested by Lender in order for such Person to comply with all applicable OFAC Sanctions Programs.

5.24.4. To Borrower’s knowledge, after due inquiry, no Credit Party or any of their respective Affiliates, as of the date hereof, is named on the current OFAC SDN List. None of Borrower or any of its Subsidiaries, and to Borrower’s knowledge, any of their directors, officers, agents, employees or Affiliates is currently subject to any U.S. sanctions administered by OFAC.

5.25. Intellectual Property.

5.25.1. Owned Intellectual Property. Schedule 5.25 is a complete list of all (a) issued patents, (b) patent applications, (c) registered trademarks, (d) trademark applications and (e) registered copyrights, in each case, included in the Owned Intellectual Property as of the Closing Date. Except as disclosed on Schedule 5.25, (i) the Credit Parties own the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, in each case other than Permitted Liens or non-exclusive licenses to Owned Intellectual Property granted by any of the Credit Parties in the ordinary course of business, (ii) no Person other than a Credit Party owns or has been granted any exclusive right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is subsisting and, to the knowledge of the Credit Parties, valid and enforceable and (iv) each Credit Party has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

5.25.2. Intellectual Property Rights Licensed from Others. Schedule 5.25 is a complete list of all agreements as of the Closing Date under which any Credit Party has licensed Intellectual Property Rights from another Person to the extent such licenses are exclusive or Material (“Licensed Intellectual Property”) other than commercially available licenses of computer software, commercially-available Software, operating systems and other intellectual property that is commercially available to the public (“Off-the-shelf Software”). Except as disclosed on Schedule 5.25, each Credit Party’s licenses to use the Licensed Intellectual Property are free and clear of all court orders, injunctions, decrees or writs, whether by written agreement or otherwise, in each case other than Permitted Liens. Except as disclosed on Schedule 5.25 and except for payments due for Off-the-shelf Software, no Credit Party is obligated or under any liability whatsoever as of the Closing Date to make any payments of a Material nature by way of royalties, fees or otherwise to any owner of, licensor of or other claimant to, any Licensed Intellectual Property.

5.25.3. Other Intellectual Property Needed for Business. The Credit Parties own or have rights to use all Intellectual Property Rights necessary to conduct the Subject Business as it is presently conducted.

5.25.4. Infringement. Except as disclosed on Schedule 5.25, no Credit Party has received any written claim or notice alleging any infringement by a Credit Party of another Person’s Intellectual Property Rights (including any written claim that a Credit Party must license or refrain from using the Intellectual Property Rights of any third party) nor, to any Credit Party’s knowledge, is there any threatened claim or any reasonable basis for any such claim. To the Credit Parties’ knowledge, none of the Owned Intellectual Property materially infringes upon any other Person’s Intellectual Property Rights.

5.26. Submissions to Lender. All financial and other information provided to Lender by or on behalf of any Credit Party in connection with the credit facilities contemplated hereby (a) is true and correct in all material respects at the time delivered or date referenced thereon, as applicable, (b) does not omit any material fact necessary to make such information not misleading at the time delivered or date referenced thereon, as applicable, and (c) as to projections, valuations or pro forma financial statements, presents a good faith opinion as to such projections, valuations and pro forma condition and results at the time delivered or date referenced thereon, as applicable; provided, however, that such projections, valuations and pro forma condition and results are not a guaranty of future performance, and actual results during the period or periods covered may differ from such projections and forecasts by a material amount.

5.27. Anti-Corruption Laws and Sanctions. Each Credit Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Credit Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Credit Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Credit Party being designated as a Sanctioned Person. None of (a) any Credit Party, any Subsidiary or, to the knowledge of any such Credit Party or Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of any such Credit Party or Subsidiary, any agent of such Credit Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No use of proceeds nor the consummation of the transactions contemplated by this Agreement or the other Loan Documents violates or will violate Anti-Corruption Laws or applicable Sanctions.

5.28. Disclosure. None of the representations or warranties made by any Credit Party in any Loan Document and none of the statements contained in any schedule or any report, statement or certificate furnished to Lender by or on behalf of any Credit Party in connection with the Loan Documents, taken as a whole, contains any misstatement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein not misleading in light of the circumstances under which such statements were are made as of the time when made or delivered.

6. AFFIRMATIVE COVENANTS. So long as the Obligations remain unpaid, the Credit Parties shall comply with the following requirements, unless Lender shall otherwise consent in writing.

6.1. Financial Reports and Other Information. Borrower shall deliver to Lender the statements and other information listed below:

6.1.1. Quarterly Financials. As soon as available, and in any event within forty-five (45) days after the end of each of the first three fiscal quarter in any Fiscal Year , (a) a Consolidated balance sheet of the Credit Parties, as of the end of such month, together with related Consolidated statements of income, retained earnings and cash flows for such month and the Fiscal Year-to-date period then ended, in each case setting forth in comparative form the figures for the corresponding date and period in the previous Fiscal Year and budgets for the current Fiscal Year, and accompanied by a certificate of a Responsible Officer of Borrower to the effect that such monthly financial statements fairly present in all material respects the financial condition of the Credit Parties and have been prepared in accordance with GAAP, subject to the absence of footnotes and changes resulting from audit and normal year-end audit adjustments. Additionally, solely at Lender’s express request, a Responsible Officer shall arrange to make a monthly telephonic report to Lender concerning the information to be provided pursuant to this Section 6.1.1, and such other items of reasonable concern to Lender.

6.1.2. Annual Financials. As soon as available, and in any event within ninety (90) days after the close of each Fiscal Year: the Consolidated balance sheet of the Credit Parties, as of the end of such Fiscal Year, together with related Consolidated statements of income, retained earnings and cash flows for such Fiscal Year, in each case setting forth in comparative form the figures for the corresponding date and period in the previous Fiscal Year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national or regional standing reasonably acceptable to Lender and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of any of the Credit Parties as a going concern (provided, however, that such opinion may contain a qualification as to going concern typical for venture backed companies similar to Borrower so long as such qualification is reasonably acceptable in scope to Lender; and provided, further, that a going concern qualification based on Borrower having negative profits or a determination that Borrower has less than 12 months liquidity shall be deemed reasonably acceptable).

6.1.3. Compliance Certificate. At the time of delivery of the monthly financials provided for in Section 6.1.1, and for the last month of each Fiscal Quarter, a certificate of a Responsible Officer of Borrower, substantially in the form of Exhibit B, (i) demonstrating compliance with the financial covenants contained in Section 7.14 by calculation of such financial covenants as of the end of each such Fiscal Quarter and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Credit Parties propose to take with respect thereto.

6.1.4. [Reserved].

6.1.5. Condition of Collateral and Business. Promptly following Borrower’s receipt of information concerning the same, any information concerning material impairment of the Collateral or Subject Business, together with such additional information reasonably requested by Lender regarding the Collateral, or the business and financial condition of any Credit Party, which information Borrower shall at the same time disclosed in a Current Report on Form 8-K in the form required by the Exchange Act (the “8-K Filing”).

6.1.6. Communications with Owners of Capital Stock. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by Borrower to its shareholders generally, as the case may be.

6.1.7. [Reserved].

6.1.8. [Reserved].

6.1.9. ERISA Reports. With respect to any Pension Plan of any Credit Party, such Credit Party shall furnish to Lender promptly (A) written notice of the occurrence of a Reportable Event, (B) a copy of any request for a waiver of the funding standards or an extension of the amortization periods required under Section 412 of the Code and Section 302 of ERISA, (C) a copy of any notice of intent to terminate any Pension Plan, (D) notice that such Credit Party or any of its ERISA Affiliates will or may incur any material liability to or on account of a Pension Plan under ERISA, (E) notice of any complete or partial withdrawal by such Credit Party from any Multiemployer Plan or a Multiple Employer Plan, (F) a copy of any notice with respect to a Multiemployer Plan that such plan is terminated or is “insolvent” (as defined in Section 4245 of ERISA), or in “reorganization” (as defined in Section 4241 of ERISA), and (G) a copy of any assessment of withdrawal liability (or preliminary estimate thereof following a complete or partial withdrawal by such Credit Party) with respect to a Multiemployer Plan or Multiple Employer Plan. Any notice to be provided to Lender under this Section 6.1.9 of this Agreement shall include a certificate of the Responsible Officer setting forth details as to such occurrence and the action, if any, that the applicable Credit Party is required or proposes to take, together with any notices required or proposed to be filed with or by such Credit Party, the PBGC, the Internal Revenue Service, the trustee, or the plan administrator with respect thereto. Any information disclosed to Lender pursuant to this Section Borrower shall disclose at the same time in an 8-K Filing.

6.1.10. [Reserved].

6.1.11. Default. Promptly upon becoming aware thereof, written notice of the existence of any condition or event that constitutes a Default or an Event of Default, including a reasonably detailed description thereof, the nature and duration thereof, and the action being taken, or proposed to be taken, with respect thereto. Any information disclosed to Lender pursuant to this Section Borrower shall disclose at the same time in an 8-K Filing.

6.1.12. Litigation. Promptly after the commencement thereof, written notice of any litigation or any investigative proceedings by a Governmental Authority commenced or threatened in writing against any Credit Party: (i) in which the amount of damages claimed (excluding punitive damages) exceeds $200,000, (ii) the outcome of which reasonably could be expected to have a Material Adverse Effect or (iii) related to or with respect to any Loan Document or any transaction contemplated by the Loan Documents. Any information disclosed to Lender pursuant to this Section Borrower shall disclose at the same time in an 8-K Filing.

6.1.13. [Reserved].

6.1.14. [Reserved]..

6.1.15. [Reserved]..

6.1.16. [Reserved].

6.1.17. Regulatory Information. Promptly, upon Lender’s request: (i) all documentation and other information required by regulatory authorities or other Governmental Authorities in connection with the transactions contemplated by the Loan Documents, including under applicable OFAC Sanctions Programs and other “know your customer” rules and regulations (including but not limited to the Patriot Act) and (ii) any change in such information previously delivered to Lender in connection with the transactions contemplated by the Loan Documents.

6.1.18. [Reserved].

6.1.19. Additional Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of this Agreement, as Lender may reasonably request. At Lender’s express request, Any information disclosed to Lender pursuant to this Section Borrower shall disclose at the same time in an 8-K Filing.

The Credit Parties shall be deemed to have furnished to Lender the financial statements and other material and information required to be delivered pursuant to Section 6.1 upon the delivery to Lender of deliver electronic or paper copies of the filing of such financial statements or material by Borrower through the SEC’s EDGAR system (or any successor electronic gathering system).

6.2. Use of Proceeds. The proceeds of the Loans shall be used by Borrower primarily (a) to refinance the Indebtedness listed on Schedule 6.2, (b) to pay costs and fees associated with the Loan Documents, (c) to pay cash consideration, costs and expenses associated with the Demio Acquisition, and (d) for general working capital needs of Borrower. The Loans are solely for business and commercial purposes and no portion of the proceeds of the Loans will be used for personal or household purposes. Notwithstanding anything to the contrary in this Agreement, the proceeds of the Loans may not be used for any purpose or in any manner prohibited by Law.

6.3. Payments. Borrower shall pay the principal of and interest on the Loans in accordance with the terms of this Agreement and shall pay when due all other amounts payable by Borrower under this Agreement.

6.4. Preservation of Existence. Each Credit Party shall at all times preserve and keep in full force and effect its corporate or limited liability company, as applicable, existence in the jurisdiction of its organization and shall qualify and remain qualified as a foreign organization in each jurisdiction where such qualification is necessary or advisable in view of the business and operations of such Credit Party, except, with respect to foreign qualification, to the extent it could not reasonably be expected to result in a Material Adverse Effect.

6.5. Keeping Books and Records. Each Credit Party shall keep adequate records and books pertaining to the Collateral and its business and accurate records and books of account in which complete entries shall be made, in accordance with GAAP, reflecting all financial transactions of such Credit Party.

6.6. Other Obligations. Each Credit Party shall pay and discharge before the same shall become delinquent all Indebtedness and other material obligations for which such Credit Party is liable, or to which its income or property is subject, and all material claims for labor and materials or supplies, except to the extent contested or disputed.

6.7. Conducting Business. Each Credit Party shall conduct its business and affairs in the ordinary course of business without material change in the nature or emphasis from business operations currently conducted and businesses or activities reasonably related, ancillary, incidental or complementary thereto, or any reasonable extensions, developments or expansions of, the businesses conducted or proposed to be conducted by the Credit Parties on the Closing Date.

6.8. Compliance with Laws.

6.8.1. Each Credit Party shall comply in all material respects with all Laws applicable to or pertaining to its Property or business operations.

6.8.2. Each Credit Party shall obtain and maintain in effect all material licenses, certificates, permits, franchises and other governmental authorizations required by Law or necessary to the ownership of its Properties or to the conduct of its business.

6.8.3. Without limiting the agreements set forth in Section 6.8.1 or 6.8.2 above, each Credit Party shall comply in all material respects with all applicable Environmental Laws. The Credit Parties shall not, except in strict compliance with all applicable Environmental Laws, Release or permit any Release or storage of Hazardous Materials on any Real Estate or contamination of any Real Estate by Hazardous Materials.

6.8.4. If any Credit Party shall (a) receive written notice that any violation of any Environmental Law may have been committed or is about to be committed by any Credit Party, (b) receive written notice that any administrative or judicial complaint or order has been filed or is about to be filed against any Credit Party alleging a material violation of any Environmental Law, or requiring any Credit Party to take any action in connection with the Release of Hazardous Materials into the environment, (c) receive any written notice from a Governmental Authority or private party alleging that any Credit Party may be liable or responsible for any costs in excess of $325,000 associated with a response to or cleanup of a Release of Hazardous Materials into the environment or any damages caused thereby, or (d) receive written notice of any investigative proceedings commenced by a Governmental Authority against any Credit Party regarding any violation or potential violation of Environmental Laws, such Credit Party within five Business Days thereof shall inform Lender thereof (and shall provide Lender with a copy of any such notice) and of any action being or proposed to be taken with respect thereto.

6.9. Compliance with OFAC Sanctions Programs.

6.9.1. The Credit Parties shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to them.

6.9.2. Each Credit Party shall provide Lender any information regarding any Credit Party and its respective Affiliates reasonably requested by Lender to the extent necessary for such Person to comply with all applicable OFAC Sanctions Programs.

6.9.3. If any Credit Party obtains actual knowledge or receives any written notice that any Credit Party or any Affiliate of a Credit Party is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), the Credit Party shall promptly (i) give written notice to Lender of such OFAC Event, and (ii) comply with all applicable Laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and each Credit Party hereby authorizes and consents to Lender taking any and all steps that Lender may deem necessary, in its discretion, to avoid violation of all applicable Laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

6.10. Title to Properties; Absence of Liens. Each Credit Party shall have and maintain good and marketable title to all of the Collateral (except such Properties, assets, or rights as have been disposed of since the date hereof as permitted under the terms of this Agreement, or which are, in the aggregate, not material), and shall keep the Collateral free from all Liens (except Permitted Liens). Each Credit Party shall defend the Collateral against all Liens, claims or demands of all Persons (other than Permitted Liens) claiming the Collateral or any interest therein. Each Credit Party shall take all commercially reasonable steps necessary to prosecute any Person infringing on its Owned Intellectual Property and to defend itself against any Person accusing it of infringing any Person’s Intellectual Property Rights, in each case, to the extent that the members of its board of directors in good faith deems appropriate for the development of such Credit Party’s business and in the best interests of each Credit Party and its equity holders.

6.11. Maintenance of Assets and Rights. Each Credit Party shall maintain its tangible Properties in good repair, working order, and condition (absent ordinary wear and tear) as required for the normal conduct of its businesses and shall from time-to-time repair or replace any worn, defective or broken parts that are necessary for the conduct of its business. Each Credit Party will register or cause to be registered with the United States Patent and Trademark Office or the United States Copyright Office, its Material Owned Intellectual Property, in each case to the extent registrable and that the members of its board of directors in good faith deems appropriate for the development of such Credit Party’s business and in the best interests of each Credit Party and its equity holders. Each Credit Party shall take all commercially reasonable steps necessary to: (a) protect, defend and maintain the validity and enforceability of the Material Owned Intellectual Property, (b) use its commercially reasonable efforts to detect infringements of its Material Owned Intellectual Property and promptly advise Lender in writing of any material infringements detected; and (c) not allow any Material Owned Intellectual Property to be abandoned, forfeited or dedicated to the public without Lender’s prior written consent. Lender shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.11 to take, but which any Credit Party fails to take, after fifteen (15) days’ notice to Borrower. Borrower shall reimburse and indemnify Lender for all reasonable costs and expenses incurred in the reasonable exercise of its rights under this Section 6.11; provided, that, notwithstanding the foregoing, Lender shall not be permitted to commence litigation against any third party on Borrower’s behalf or in Borrower’s name, without Borrower’s prior written consent.

6.12. Insurance.

6.12.1. The Credit Parties shall maintain insurance with insurers reasonably acceptable to Lender, in such amounts, on such terms (including any deductibles) and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Credit Parties operate. Without limiting the generality of the foregoing, the Credit Parties will at all times maintain business interruption insurance including coverage for force majeure and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Credit Parties operate. All insurance policies required under this Section 6.12.1 shall (y) contain a provision in which the insurer agrees to give Lender at least 30 days’ prior written notice of any cancellation or modification of the policy issued by such insurer and (z) contain a lender’s loss payable and additional insured endorsement, as applicable, for Lender’s benefit. Borrower shall, on or before the date that is 30 days after the Closing Date, deliver to Lender copies of the endorsements described in clause (z) of the previous sentence. Each Credit Party shall upon Lender’s reasonable request, and upon any renewal or modification of such coverages, deliver to Lender certificates of insurance and copies of policies evidencing such coverage. If any Credit Party fails to maintain the insurance required hereby, Lender may arrange for such insurance, but at Borrower’s expense and without any responsibility on Lender’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.

6.12.2. After the occurrence and during the continuation of an Event of Default, Lender shall have the right to file claims under any insurance policies, to receive and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments, or other documents that may be necessary to effect the collection, compromise, or settlement of any claims under any such insurance policies.

6.13. Taxes. Each Credit Party shall pay all Taxes on or against such Credit Party (or such Credit Party’s income or properties), at or prior to the time when they become delinquent and before penalties accrue thereon, except for any Tax, assessment, or charge that is being contested in good faith by appropriate proceedings which effectively stay the enforcement of the matter under contest and with respect to which (a) adequate reserves have been established and are being maintained in accordance with GAAP and (b) provided that no Lien (other than a Permitted Lien) has been filed to secure such Tax, assessment or charge.

6.14. Inspection; Lender Meeting.

6.14.1. Each Credit Party and its designees shall permit Lender and its designees, at any reasonable time (and at all times during normal business hours) and at reasonable intervals of time, and upon reasonable notice (or if an Event of Default shall have occurred and is continuing, at any time or frequency, and without prior notice), to (a) visit and inspect the properties of such Credit Party, (b) make copies of and take abstracts from the books and records of such Credit Party and (c) discuss the affairs, finances, and accounts of such Credit Party with appropriate officers, employees, and accountants of such entities. Without limiting the generality of the foregoing, each Credit Party shall permit periodic reviews of the books and records of such Credit Party to be carried out by Lender. Borrower shall reimburse Lender up to $5,000 for any reasonable and documented out-of-pocket costs incurred by Lender in connection with up to one inspection under this Section 6.14 per Fiscal Year and shall reimburse Lender for any costs incurred by it in connection with all inspections conducted at Lender’s discretion following the occurrence of and during the existence of an Event of Default, all as more particularly specified in Section 10.6 of this Agreement.

6.14.2. The Credit Parties shall, upon the request of Lender, participate in meetings with Lender to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Lender) or telephonically at Lender’s option at such time as may be agreed to by Borrower and Lender.

6.14.3. Each Credit Party hereby irrevocably authorizes its accountants and third party service professionals (other than legal counsel) to, during the existence of any Event of Default, disclose and deliver to Lender or its designated agent all financial information, books and records, work papers, management reports and other similar information in their possession regarding any Credit Party. At the request of Lender, each Credit Party shall confirm such authorization to any such accountants and such third party professionals.

6.15. Deposit and Securities Accounts; Control Agreements. Each Credit Party shall at all times maintain its depository and securities accounts (the “Deposit and Securities Accounts”) with a bank or financial institution reasonably acceptable to Lender or as otherwise permitted under this Agreement or the Security Agreement (“Depositary Bank”). Each Credit Party shall collect monthly income from the operation of the Subject Business and otherwise hold all cash assets of Credit Parties in the Deposit and Securities Accounts. Pursuant to the Security Agreement, the Credit Parties have granted a first-priority security interest in the Deposit and Securities Accounts and all deposits at any time contained therein and the proceeds thereof, subject to the exceptions set forth in the Security Agreement, and will take all actions necessary to maintain in favor of Lender a perfected first-priority security interest in such Deposit and Securities Accounts, including, without limitation, execution of satisfactory Control Agreements, filing financing statements, and continuations thereof. All costs and expenses for establishing and maintaining the Deposit and Securities Accounts shall be paid by Borrower. Except as otherwise permitted under this Agreement or the Security Agreement, Borrower shall not establish any Deposit and Securities Account that is not subject to a Control Agreement in favor of Lender or change its Depositary Bank during the term of this Agreement without the prior written consent of Lender.

6.16. Landlord Agreements; Bailee Acknowledgements. Except as consented to by Lender in its reasonable business judgment, each Credit Party shall obtain (a) a landlord agreement from the lessor of each leased property with respect to each location where any Collateral with a book value in excess of $25,000 is stored or located and (b) an acknowledged bailee letter from each bailee that has possession of any Collateral with a book value in excess of $25,000, in each case, which agreements shall be reasonably satisfactory in form and substance to Lender (each agreement or letter described in the foregoing clause (a) or (b), a “Landlord Agreement”).

6.17. Further Assurances; New Subsidiaries.

6.17.1. Promptly upon request by Lender, the Credit Parties shall (and shall cause each of their Subsidiaries to) take such additional actions and execute such documents as Lender may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to Lender the rights granted or now or hereafter intended to be granted to Lender under any Loan Document.

6.17.2. Without limiting the generality of the foregoing, no Credit Party will form any Subsidiary or acquire any Capital Stock in any other Person, in each case without the prior written consent of Lender, and the Credit Parties shall cause each of their Subsidiaries, upon formation or acquisition thereof, as consented to by Lender, to (i) enter into a Joinder Agreement and (ii) enter into such Collateral Documents as shall be required by Lender so as to create, perfect and protect a Lien in favor of Lender, in all or substantially all of the personal property of such Person (as specified in the Collateral Documents). Furthermore, and except as otherwise approved in writing by Lender, each Credit Party shall pledge, and shall cause each of its Subsidiaries to pledge, all of the Capital Stock of each of its Subsidiaries, in each instance, to Lender to secure the Obligations, upon formation or acquisition of such Subsidiary. The Credit Parties shall deliver, or cause to be delivered, to Lender, appropriate resolutions, secretary certificates, certified Organizational Documents and, if reasonably requested by Lender, legal opinions relating to the matters described in this Section 6.17 (which opinions shall be in form and substance reasonably acceptable to Lender and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in each instance with respect to each Credit Party formed or acquired after the Closing Date. In connection with each pledge of Capital Stock, the Credit Parties shall deliver, or cause to be delivered, to Lender, any original certificates evidencing such Capital Stock, together with stock powers and/or assignments, as applicable, duly executed in blank, or if such Capital Stock is uncertificated, an agreement giving Lender “control” (as defined in Article 8 of the UCC) of such Capital Stock on terms acceptable to Lender.

6.17.3. If any Credit Party acquires any Real Estate with a fair market value in excess of $200,000, within 60 days after (or such later date as may be agreed by Lender in its reasonable discretion) such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Lender, (x) an appraisal complying with FIRREA, (y) a fully executed mortgage or deed of trust and title insurance, in form and substance reasonably satisfactory to Lender insuring that the mortgage or deed of trust over such Real Estate in favor of Lender is a valid and enforceable Lien on the respective Real Estate, free and clear of all defects, encumbrances and Liens other than Permitted Liens, and (z) at Lender’s request, then current A.L.T.A. surveys, certified to Lender by a licensed surveyor sufficient to allow the issuer of a lender’s title insurance policy to issue such policy without a survey exception. If any Credit Party acquires any Real Estate, at Lender’s request, the Credit Parties shall cause to be delivered to Lender, within 45 days after such acquisition, an environmental site assessment prepared by a qualified firm reasonably acceptable to Lender, in form and substance reasonably satisfactory to Lender. If any Real Estate acquired by the Credit Parties is located in a Special Flood Hazard Area as identified by the United States Emergency Management Agency, the Credit Parties shall provide evidence to Lender that the applicable Credit Party has obtained flood insurance in respect of such Real Estate with insurers reasonably acceptable to Lender, in such amounts, on such terms (including any deductibles) and against such risks as may from time to time be required by Lender. If any Credit Party fails to maintain the insurance required hereby, Lender may arrange for such insurance, but at Borrower’s expense and without any responsibility on Lender’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.

6.18. Subordination. Each Credit Party shall cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates (other than, (a) in the case of management of the Credit Parties, payroll obligations or (b) obligations that are permitted pursuant to Section 7.8) to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to Lender in accordance with the terms of such instrument or a subordination agreement, in each case, in form and substance reasonably satisfactory to Lender.

6.19. Observer Rights. As of the Second Amendment Effective Date, Lender shall have no Board Observer (as defined below). After the Second Amendment Effective Date, through payment in full of the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, survive termination of this Agreement), Lender shall have the right, at its sole option to appoint one representative to attend each meeting of the board of directors of Borrower (any such representative, the “Board Observer”), and following notice from Lender of the exercise of such option, Borrower shall provide the Board Observer with copies of all board books, board presentations, notices, minutes, consents and other relevant material provided to members of Borrower’s board of directors at the same time that such materials are provided to such directors. For the avoidance of doubt, it is agreed that such Board Observer may be excluded from meetings of the board of directors of Borrower or any committees thereof, or portions of any such meetings, and shall not be entitled to receive written information otherwise provided to the members of the board of directors, in each case solely to the extent that the board of directors determines in good faith after consultation with outside legal counsel that (i) an executive session of the board of directors or the committee, or the withholding of written materials, is appropriate in order to preserve the attorney-client privilege of Borrower, or (ii) there exists an actual conflict of interest. Any reference in this Agreement to any action or approval by the members of the board of directors of Borrower or any Subsidiary shall mean such approval as would be required to take such action pursuant to the Organizational Documents of such entity.

6.20. Post-Closing. Borrower shall:

6.20.1. Within ninety (90) days of Closing, Borrower shall have delivered to Lender, in a form reasonably acceptable to Lender, a stock pledge agreement (the “Stock Pledge Agreement”) concerning either (i) a pledge by such of Borrower’s stockholders, including without limitation, Joseph P. Davy, Roland A. Linteau, NEX Partners III LP and its affiliates, and Alco Investment Company, of not less than fifty-one percent (51%) of the Capital Stock in Borrower, or (ii) a pledge by a newly created holding company (“Holdco”), owned by the existing stockholders of Borrower in the same ownership percentages and classes of stock in Holdco as currently held by such stockholder in Borrower, of one hundred percent (100%) of the Capital Stock of Borrower.

6.20.2. Within ninety (90) days of Closing, Borrower shall have delivered to Lender Landlord Agreements satisfying the requirements of Section 6.16.

7. NEGATIVE COVENANTS. Until the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, survive termination of this Agreement) are paid in full, no Credit Party shall do or permit any of the following without the prior written consent of Lender:

7.1. Indebtedness. No Credit Party shall, and no Credit Party shall permit any Subsidiary to, create, incur, assume, guarantee, or be or remain liable with respect to any Indebtedness, other than the following:

7.1.1. the Obligations;

7.1.2. existing Indebtedness listed on Schedule 5.19 (under the caption “Other Indebtedness”) and any Permitted Refinancings thereof;

7.1.3. obligations of the Credit Parties and their Subsidiaries arising out of any Swap Contract with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

7.1.4. current liabilities on open accounts for the purchase price of services, materials, and supplies incurred by a Credit Party or Subsidiary in the ordinary course of business (not as a result of borrowing), so long as all of such open account Indebtedness shall be paid promptly and discharged when due or in conformity with customary trade terms and practices, except for any such unpaid open account Indebtedness that is being contested in good faith by a Credit Party or Subsidiary, as to which adequate reserves required by GAAP have been established and are being maintained, and as to which no Lien has been placed on any property of such entity;

7.1.5. endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

7.1.6. guaranties by any Credit Party or Subsidiary of Indebtedness of any Credit Party that is permitted to be incurred hereunder, and any Permitted Refinancings thereof;

7.1.7. Indebtedness owed to insurance carriers and incurred in the ordinary course of business to finance insurance premiums of any Credit Party or Subsidiary;

7.1.8. Indebtedness in respect of performance and surety, stay, appeal and performance bonds, in each case in the ordinary course of business, including to conduct business, in respect of workers compensation claims, health, disability or other employee benefits or property, casualty, liability or unemployment insurance or self-insurance, other social security Laws or regulations or to comply with Laws, in the ordinary course of business;

7.1.9. Capitalized Lease Obligations and other purchase money Indebtedness in an aggregate principal amount not to exceed $200,000 in any twelve-month period;

7.1.10. Indebtedness in respect of netting services and overdraft protections in connection with deposit accounts incurred in the ordinary course of business; and

7.1.11. Subordinated Debt.

7.2. Liens. No Credit Party shall, and no Credit Party shall permit any Subsidiary to, create, incur, assume, or suffer to exist any Lien of any kind, including the Lien or retained security title of a conditional vendor, upon or with respect to any Credit Party’s or Subsidiary’s Property, or assign or otherwise convey any right to receive income, except the following (“Permitted Liens”):

7.2.1. Liens in favor of Lender, to secure the Obligations;

7.2.2. Liens existing on the Closing Date and listed on Schedule 7.2.2;

7.2.3. Liens on equipment of any Credit Party or any Subsidiary created solely for the purpose of securing Indebtedness permitted by Section 7.1.9 hereof, provided, that no such Lien shall extend to or cover other Property of such Credit Party or Subsidiary other than the respective Property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

7.2.4. Liens for Taxes, assessments, or other governmental charges not delinquent, or, if delinquent, that are being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by such entity in accordance with GAAP; provided, however, that a stay of enforcement of any such Lien (other than such inchoate Tax Liens) shall be in effect;

7.2.5. landlords’ and lessors’ Liens in respect of rent not in default or Liens in respect of pledges or deposits under worker’s compensation, unemployment insurance, social security Laws, or similar legislation (other than ERISA), or in connection with appeal and similar bonds incidental to litigation; mechanics’, warehouseman’s, laborers’, and materialmen’s and similar Liens, provided, that the obligations secured by such Liens are not for borrowed money and are not then delinquent, in each case, except to the extent such rent or other obligations are being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken in accordance with GAAP;

7.2.6. Liens arising in the ordinary course of business in favor of a banking institution encumbering deposits (including brokers’ Liens, bankers’ Liens, rights of set- off and other similar Liens) which are within the general parameters customary in the banking industry, provided, that such Lien does not secure Indebtedness for borrowed money;

7.2.7. Liens securing appeal bonds and judgments that do not cause an Event of Default under Section 8.1.8;

Liens to secure the performance of bids, leases, customs, tenders, statutory obligations, surety and appeal bonds, payment and performance bonds, return-of-money bonds and other similar obligations (not incurred in connection with the borrowing of money or the obtaining of advances or credits to finance the purchase price of property);

7.2.8. subject at all times to compliance with Section 6.18, Liens securing the Indebtedness permitted under Section 7.1.2;

7.2.9. Liens on insurance premiums in favor of the applicable insurance carrier securing Indebtedness permitted under Section 7.1.7.

7.3. Investments and Acquisitions. No Credit Party shall, and no Credit Party shall permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any Investments, or make any Acquisition; provided, however, that the foregoing shall not prevent:

7.3.1. Investments in cash and Cash Equivalents;

7.3.2. Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

7.3.3. Investments arising out of Swap Contracts permitted pursuant to Section 7.1.3;

7.3.4. Travel advances and other similar cash advances made to employees or board members in the ordinary course of business in accordance with the policies of the applicable Credit Party existing as of the Closing Date;

7.3.5. Loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the board of directors of Borrower, in each case not to exceed $500,000 individually;

7.3.6. Acquisitions of entities or businesses operating in the same industry as the Subject Business, provided that both before and after giving effect to such Acquisition Borrower is in compliance with its obligations under this Agreement, including without limitation, the financial covenants set forth in Section 7.14 and, in conjunction with such Acquisition, the Credit Parties shall enter into an amendment of this Agreement modifying the covenants in Sections 7.14 as determined by Lender in its sole discretion, and such other provisions as agreed to by the parties;

7.3.7. Investments existing as of the Closing Date and set forth on Schedule 7.3;

7.3.8. Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this Section 7.3.7 shall not apply to Investments of Borrower in any Subsidiary;

7.3.9. Investments (i) among Credit Parties, (ii) by Credit Parties in Subsidiaries that are not Credit Parties not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any Fiscal Year, and (iii) by Subsidiaries that are not Credit Parties in other Subsidiaries that are not Credit Parties.

7.4. Mergers, Consolidations and Sales. Without the prior written consent of Lender, no Credit Party shall, and no Credit Party shall permit any Subsidiary to: (i) wind up, liquidate or dissolve itself or its business, (ii) be a party to any merger or consolidation, (iii) make any Disposition or other transfer of any assets or (iv) sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section 7.4 shall not prevent:

7.4.1. The sale or lease of inventory in the ordinary course of business;

7.4.2. The sale, transfer, lease or other Disposition of Property from a Subsidiary to Borrower;

7.4.3. The merger or consolidation of any Subsidiary solely with another Subsidiary or Borrower; provided, that if any Credit Party is a party to such merger, a Credit Party shall be the surviving entity; and provided, further, that if Borrower is a party to such merger, Borrower shall be the surviving entity; and, in conjunction with such merger, the Credit Parties shall enter into an amendment of this Agreement modifying the covenants in Sections 7.14 as determined by Lender in its sole discretion, and such other provisions as agreed to by the parties

7.4.4. The sale of delinquent note or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

7.4.5. The sale, transfer or other Disposition of any tangible personal property that, in the reasonable business judgment of the applicable Credit Party or Subsidiary, has become obsolete or worn out or is no longer useful in the Subject Business, or which is promptly being replaced, and which is disposed of in the ordinary course of business;

7.4.6. The use of cash and Cash Equivalents in the ordinary course of business or otherwise in a manner not prohibited by any Loan Document;

7.4.7. Licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering with the business of any Credit Party or Subsidiary;

7.4.8. Investments permitted by Section 7.3;

7.4.9. Dispositions of assets to the extent such assets are simultaneously exchanged for credit against the purchase price of similar replacement assets (which such replacements assets are actually purchased simultaneously with such exchange).

7.4.10. Liens permitted by Section 7.2; and

7.4.11. The sale or issuance of any equity interests not constituting a Change of Control.

7.5. Maintenance of Subsidiaries. No Credit Party shall, and no Credit Party shall permit any Subsidiary to, assign, sell or transfer any shares of its Capital Stock or the Capital Stock of any Subsidiary; provided, however, that the foregoing shall not operate to prevent any transaction permitted by Section 7.4.3 or Section 7.4.11 above.

7.6. Restricted Payments. No Credit Party shall, and no Credit Party shall permit any Subsidiary to, pay, make, declare, or authorize any Restricted Payment, except (a) any Subsidiary may make any Restricted Payment to Borrower or another Subsidiary that is the direct parent of such Subsidiary, (b) any Credit Party may declare and deliver dividends and make distributions or redemptions payable solely in common stock of such Credit Party, (c) any Credit Party may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (d) any Credit Party may repurchase the stock of former directors, officers, employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed One Hundred Thousand Dollars ($100,000) per Fiscal Year or are otherwise for consideration consisting of cancellation of indebtedness owing by such Person to such Credit Party if the incurrence of such indebtedness represented a cashless transaction, and (e) to the extent constituting a Restricted Payment, any Credit Party may make Investments permitted under Section 7.4.

7.7. ERISA Compliance. No Credit Party shall, and no Credit Party shall permit any Subsidiary or any Plan to: (a) engage in any Prohibited Transaction, (b) incur any “accumulated funding deficiency” (as defined in Section 412(a) of the Code and Section 302 of ERISA) whether or not waived, (c) fail to satisfy any additional funding requirements set forth in Section 412 of the Code and Section 302 of ERISA, or to make any other contribution required under the terms of any Plan, Multiple Employer Plan, or any Multiemployer Plan, (d) terminate any Pension Plan in a manner that results in the imposition of a Lien on any property of any Credit Party or Subsidiary; or (e) withdraw from a Multiemployer Plan (in a complete or partial withdrawal within the meaning of Section 4203 or Section 4205 of ERISA, respectively) or Multiple Employer Plan. Each Credit Party shall ensure that each Plan complies in all material respects with ERISA and the Code. No Credit Party shall, and no Credit Party shall permit any Subsidiary or any of their respective ERISA Affiliates to, adopt, sponsor, or maintain a Pension Plan or adopt a new employee pension benefit plan, within the meaning of Section 3(2) of ERISA.

7.8. Transactions with Affiliates. No Credit Party shall, and no Credit Party shall permit any Subsidiary to, enter into or permit to exist any contract, agreement, transaction or business arrangement with any of its Affiliates on terms and conditions that are less favorable to any Credit Party or Subsidiary than would be usual and customary in similar contracts, agreements, transactions or business arrangements between Persons not affiliated with each other; provided, however, that the foregoing shall not operate to prevent:

7.8.1. Transactions expressly permitted by the Loan Documents;

7.8.2. Transactions contemplated by Borrower’s Organizational Documents in the form delivered to Lender on the Closing Date;

7.8.3. Reimbursement of reasonable out of pocket costs and expenses incurred by, and payment of indemnified liabilities for the benefit of, officers, employees, directors and managers, as and to the extent required or permitted by Law or under the Organizational Documents of the applicable Credit Party or Subsidiary;

7.8.4. Employment, severance (not to exceed $200,000 in the aggregate in any trailing twelve month period) and other similar compensation arrangements (including equity incentive plans and employee benefit plans and arrangements) approved by Borrower’s board of directors with their respective officers and employees in the ordinary course of business; and

7.8.5. (A) Bona fide rounds of Subordinated Debt permitted under this Agreement and (B) equity financing by investors in Borrower for capital raising purposes so long as a Change of Control does not occur.

7.9. Prohibition on Changes in Organizational Documents, Organizational Structure, or Key Management Personnel. No Credit Party shall, and no Credit Party shall permit any Subsidiary to, make any change in its Organizational Documents that is adverse to the interests of Lender in any material respect. No Credit Party shall, and no Credit Party shall permit any Subsidiary to, make any changes in its organizational structure. Each Credit Party shall obtain Lender’s consent in writing prior to any and all changes in the organizational structure of such Credit Party or any of its Subsidiaries (including for the avoidance of doubt, any changes in entity name, corporate entity type or registered address), in each case, not to be unreasonably withheld, conditioned, or delayed. Borrower may not have a change in senior management consisting of Joseph Patrick Davy, as Chief Executive Officer and Chairman, without the prior written consent of Lender, unless such individual is promptly replaced in such capacity by other suitable senior management of Borrower reasonably acceptable to Lender.

7.10. Changes in Name and Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall permit any Subsidiary to: (i) change its name as it appears in official filings in its jurisdiction of organization, (ii) change its jurisdiction of organization, or (iii) change its organizational structure (including, for the avoidance of doubt, any changes in corporate entity type) in each case, without at least 30 days’ prior written notice to Lender and the acknowledgement of Lender that all actions required by Lender, including those to continue the perfection of its Liens, have been completed.

7.11. Fiscal Year and Accounting Changes. No Credit Party shall, and no Credit Party shall permit any Subsidiary to: (a) maintain a fiscal year other than the Fiscal Year (except with the prior written consent of Lender), or (b) make any significant change (i) in accounting treatment and reporting practices (except as required by GAAP) or (ii) in Tax reporting treatment (except as required by Law). For the avoidance of doubt, no Credit Party shall adopt any accounting policy involving capitalization of any costs associated with the Subject Business without Lender’s consent other than any costs associated with materials and services consumed in the development of software and payroll costs of those employees directly associated with development of software and interest costs incurred to fund software projects, each in accordance with GAAP.

7.12. Change in the Nature of Business. No Credit Party shall, and no Credit Party shall permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of any Credit Party or Subsidiary would be changed in any material respect from the Subject Business engaged in by it as of the Closing Date (or incidental or related thereto).

7.13. No Restrictions. Except as provided herein and in documents and agreements entered into in connection with Indebtedness and Permitted Liens permitted to be incurred hereunder (so long as such restrictions and Liens are not more burdensome than the restrictions and Liens contained or permitted herein), customary restrictions in leases and other contracts restricting the assignment or pledge thereof, any encumbrance or restriction existing under or by reason of applicable law, regulation or rule, or any encumbrance or restriction with respect to the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, no Credit Party shall, and no Credit Party shall permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual Lien or restriction of any kind on the ability of any Credit Party or Subsidiary to: (a) pay dividends or make any other distribution on any Credit Party’s or Subsidiary’s capital stock or other equity interests owned by a Credit Party or Subsidiary, (b) pay any Indebtedness owed to any Credit Party or Subsidiary, (c) make loans or advances to any Credit Party or Subsidiary, (d) transfer any of its Property to any Credit Party or Subsidiary, or (e) guarantee the obligations of any other Credit Party or Subsidiary.

7.14. Financial Covenants.

7.14.1. Minimum Gross Profit Margin. Commencing with the first Fiscal Quarter following the Second Amendment Effective Date, the Credit Parties shall maintain on a Consolidated basis, as of each date described below, a Gross Profit Margin of not less than the amount set forth opposite such date in the table below:

Quarter Ending	Minimum Gross Profit Margin
September 30, 2024 (measured on a trailing twelve month basis)	65%
December 31, 2024 (measured on a trailing twelve month basis)	65%
March 31, 2025 (measured on a trailing twelve month basis)	66%
June 30, 2025 (measured on a trailing twelve month basis)	66%
September 30, 2025 (measured on a trailing twelve month basis)	67%
December 31, 2025 and each Fiscal Quarter thereafter (measured on a trailing twelve month basis)	67%

7.14.2. Minimum Revenue. Commencing with the first Fiscal Quarter following the Second Amendment Effective Date, the Credit Parties shall maintain on a Consolidated basis, as of each date described below, a Revenue of not less than the amount set forth opposite such date in the table below:

Quarter Ending	Minimum Revenue
September 30, 2024 (measured on a trailing twelve month basis)	$4,200,000
December 31, 2024 (measured on a trailing twelve month basis)	$4,500,000
March 31, 2025 (measured on a trailing twelve month basis)	$4,800,000
June 30, 2025 (measured on a trailing twelve month basis)	$5,100,000
September 30, 2025 (measured on a trailing twelve month basis)	$5,400,000
December 31, 2025 and each Fiscal Quarter thereafter (measured on a trailing twelve month basis)	$5,700,000

7.14.3. Minimum Cash Balance. Commencing with the first Fiscal Quarter following the Second Amendment Effective Date, the Credit Parties shall maintain on a Consolidated basis, as of each date described below, a cash as reflected on the Borrower’s financial statements of not less than the amount set forth opposite such date in the table below:

Quarter Ending	Minimum Cash
September 30, 2024	$1,000,000
December 31, 2024	$1,000,000
March 31, 2025	$1,000,000
June 30, 2025	$1,250,000
September 30, 2025	$1,500,000
December 31, 2025 and each Fiscal Quarter thereafter	$1,500,000

7.15. No Foreign Subsidiaries. No Credit Party shall, and no Credit Party shall permit any Subsidiary to, create, acquire or permit to exist any Foreign Subsidiary without the prior written consent of Lender.

7.16. No Sale and Leaseback Transactions. No Credit Party shall, and no Credit Party shall permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any other Person whereby any Credit Party or Subsidiary shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any material part thereof which such Credit Party or Subsidiary intends to use for substantially the same purpose or purposes as the property being sold or transferred.

7.17. Provision of Public Information. Notwithstanding anything to the contrary in the Loan Documentation, without the express prior written consent of Lender, each Credit Party shall not, and will cause each of its Subsidiaries and Affiliates and its and each of their respective officers, directors, employees, attorneys, representatives and agents to not, provide any Lender, or their respective Affiliates with any Material Nonpublic Information with respect to Borrower, its Subsidiaries or its securities in any document or notice required to be delivered pursuant to this Agreement, any other Loan Documentation or any communication pursuant to, or directly related to, this Agreement or any other Loan Documentation (each, a “Communication”) and in delivering any Communication, Borrower shall be deemed to have represented that any such Communication contains no such Material Nonpublic Information. Notwithstanding anything to the contrary in the Loan Documentation, Borrower acknowledges and agrees that if Lender or any of such Lender’s Affiliates receives from Borrower any Material Nonpublic Information at any time in connection with this Agreement or any other Loan Documentation, such Lender or such Affiliate shall not have any duty of confidentiality to Borrower and may disclose such Material Nonpublic Information publicly, to any other Person.

8. EVENTS OF DEFAULT

8.1. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:

8.1.1. Any default in the payment (i) when due of all or any part of the principal of or (ii) within three (3) Business Days following the due date therefor, any cash interest on the Loans (if any), whether at stated maturity thereof or at any other time provided for in this Agreement, fees or other Obligations payable by any Credit Party hereunder or under any other Loan Document;

8.1.2. Any representation, warranty or statement made or deemed to be made by any Credit Party herein or any of the other Loan Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect (except that such materiality qualifier shall not be applicable to the extent that any representations or warranties are already qualified or modified by materiality) on the date as of which it was deemed to have been made;

8.1.3. Any default in the observance or performance of any other covenant set forth in of Sections 3.2, 6.1, 6.2, 6.4, 6.12, 6.13, 6.14, 6.15, 6.17, 6.18, 6.19, 6.20 or Section 7 of this Agreement;

8.1.4. Any Credit Party shall fail to perform or observe any other covenant, obligation, or term of this Agreement (except those governed by Sections 8.1.1 through 8.1.3) or any other Loan Documents, and such failure shall remain unremedied for more than fifteen (15) Business Days after the date of the occurrence of such default; provided, that if such failure is not reasonably susceptible of cure within such 15-Business Day period, the applicable Credit Party(ies) shall have commenced the cure within such 15-Business Day period and diligently pursued until cured; provided, further that, if such cure has not been obtained within sixty (60) days following the occurrence of such default, it shall constitute an Event of Default absent the express written consent of Lender, which may be withheld in the exercise of customary commercial underwriting standards;

8.1.5. Any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any Credit Party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

8.1.6. Any Lien purported to be created by any Collateral Document shall cease to be in full force and effect (other than in accordance with the terms hereof and thereof), or shall cease to give Lender the Liens, rights, powers and privileges purported to be created and granted under such Collateral Documents, or shall be asserted by any Credit Party not to be a valid, perfected, first-priority (except as otherwise expressly provided in this Agreement or such Collateral Document) Lien on any Collateral covered thereby or any part of the Collateral becomes subject to a Lien in favor of any Person other than Lender, other than Permitted Liens, that is not released within five (5) Business Days after the earlier of Borrower having notice of any such Lien or the date that is five (5) Business Days after written notice thereof from Lender.

8.1.7. (i) Any Credit Party or any Subsidiary shall fail to pay any principal of or premium or interest on any (A) Indebtedness secured by a lien on any Collateral, or (B) Indebtedness in excess of $325,000, in each case, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or (ii) any other event shall occur or condition shall exist under any agreement, document or instrument governing or evidencing any such Indebtedness and any agreement, document or instrument issued or delivered thereunder or related thereto (other than this Agreement) and shall continue after the applicable grace period, if any, specified in such agreement, document or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

8.1.8. Any award, judgment, decree or order for the payment of money, any writ or writs, any warrant or warrants of attachment or similar process or processes in excess of $200,000 (excluding amounts covered by insurance to the extent the relevant independent third party insurer has accepted coverage therefor) shall be entered into or filed against any Credit Party or any Subsidiary, or against any Credit Party’s or Subsidiary’s Property, and which remains undischarged, unvacated, unbonded or unstayed for a period of 10 consecutive days;

8.1.9. Any ERISA Event or Termination Event shall have occurred, and, 30 days after notice thereof shall have been given to Borrower, such ERISA Event or Termination Event, as applicable, shall not have been corrected;

8.1.10. A Change of Control shall occur;

8.1.11. Any Credit Party or Subsidiary shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by any Credit Party or Subsidiary in any jurisdiction seeking to adjudicate such entity bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, or composition of such Credit Party or Subsidiary or their respective debts under any Debtor Relief Law, or seeking appointment of a receiver, trustee, or other similar official for such Credit Party or Subsidiary or for any substantial part of their respective Property; or any such proceeding shall be instituted against any Credit Party or Subsidiary that is not dismissed within forty-five (45) days after the institution thereof; or any Credit Party or Subsidiary shall take any corporate or other organizational action to authorize any of the actions set forth above in this Section 8.1.11 of this Agreement; or any Governmental Authority shall declare or take any action that operates as a moratorium on the payment of debts of any Credit Party or Subsidiary;

8.1.12. Upon the termination of existence of, or dissolution of, any Credit Party or Subsidiary, except to the extent expressly permitted pursuant to the terms of this Agreement;

8.1.13. Any Credit Party or Subsidiary shall be in breach or default in any respect that could reasonably be expected to result in damages in excess of $200,000, after expiration of any applicable grace or cure periods, under any Material Contract; and

8.1.14. Any default or event of default (however defined) occurs under any Swap Contract to which any Credit Party or any Subsidiary is a party.

8.2. Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by Lender or cured to the satisfaction of Lender, subject to the exercise of customary commercial underwriting standards in determining such satisfaction, Lender may, without notice or demand to the Credit Parties, take any of the following actions:

8.2.1. Acceleration. Declare the unpaid principal of and any accrued interest in respect of the Obligations to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower, and Borrower shall forthwith upon any such acceleration pay to Lender (i) the entire principal of and interest accrued on the Loans, (ii) if such acceleration occurs during any period in which the Yield Maintenance Premium would be payable if such repayment were a voluntary prepayment, pursuant to Section 3.1, the Yield Maintenance Premium, (iii) the Exit Fee and (iv) all other Obligations then owing.

8.2.2. Enforcement of Rights. Enforce any and all rights and interests created and existing under the Loan Documents, including taking possession of and foreclosing upon the Collateral and exercising all rights of set-off, and exercising any and all other rights and remedies available to Lender under applicable Law.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.1.11 shall occur, then all Obligations automatically shall immediately become due and payable without the giving of any notice or other action by Lender or any other Person and Borrower shall forthwith upon any such acceleration pay to Lender the amounts set forth in Section 8.2.1.

8.3. Performance by Lender. If any Credit Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Lender may (but shall not be required to) perform or attempt to perform such covenant, duty, or agreement on behalf of such Credit Party after the expiration of any cure or grace periods set forth herein. In such event, such Credit Party shall, at the request of Lender, promptly pay any documented out-of-pocket amount reasonably expended by Lender in such performance or attempted performance to Lender, as applicable, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Lender shall have no liability or responsibility for the performance of any obligation of any Credit Party under this Agreement or any other Loan Document.

8.4. [Reserved].

9. GUARANTEE

9.1. The Guarantee. Each Person that becomes a Guarantor under this Agreement, by executing and delivering a Joinder Agreement or otherwise, hereby agrees that, if any of the Obligations are not indefeasibly paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that, in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly indefeasibly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal. The guarantee contemplated in this Section 9 is a guarantee of payment and not of collection.

Notwithstanding any provision to the contrary contained in this Agreement or in any other of the Loan Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, because of any applicable Law relating to fraudulent conveyances or transfers) then the obligations of each Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable Law.

9.2. Obligations Unconditional. The obligations of the Guarantors under this Section 9 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 9.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against Borrower or any other Guarantor of the Obligations for amounts paid under this Section 9 until such time as Lender has been indefeasibly paid in full, and no Governmental Authority or other Person shall have any right to request any return or reimbursement of funds from Lender in connection with monies received under the Loan Documents. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

9.2.1. at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

9.2.2. any of the acts mentioned in any of the provisions of any of the Loan Documents any other agreement or instrument referred to in the Loan Documents shall be done or omitted, other than payment in full of the Obligations;

9.2.3. the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

9.2.4. any Lien granted to, or in favor of, Lender as security for any of the Obligations shall fail to attach or be perfected; or

9.2.5. any of the Obligations shall be determined to be void or voidable (including, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

9.3. Reinstatement. The obligations of the Guarantors under this Section 9 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify Lender on demand for all reasonable and documented out-of-pocket costs and expenses (including fees and expenses of counsel) incurred by Lender in connection with such rescission or restoration, including any such reasonable and documented out-of-pocket costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

9.4. Certain Additional Waivers.

9.4.1. Without limiting the generality of the provisions of this Section 9, each Guarantor waives (i) any defense arising by reason of any disability or other defense of Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of Lender) of the liability of Borrower; (ii) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of Borrower; (iii) the benefit of any statute of limitations affecting the Guarantors’ liability hereunder; (iv) any right to require Lender to proceed against Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in Lender’s power whatsoever; (v) any benefit of and any right to participate in any security now or hereafter held by Lender; and (vi) to the fullest extent permitted by Law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties (other than the defense of payment). Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of the Guaranty provided for in this Section 9 or of the existence, creation or incurrence of new or additional Obligations.

9.4.2. Each Guarantor understands and acknowledges that if Lender forecloses judicially or nonjudicially against any real property security for the Obligations, that foreclosure could impair or destroy any ability that such Guarantor may have to seek reimbursement, contribution, or indemnification from Borrower or others based on any right such Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by such Guarantor under the Guaranty provided for in this Section 9. By executing this Guaranty, each Guarantor freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that such Guarantor will be fully liable under this Guaranty even though Lender may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations; (ii) agrees that such Guarantor will not assert that defense in any action or proceeding which Lender may commence to enforce this Guaranty; and (iii) acknowledges and agrees that Lender is relying on this waiver in creating the Obligations, and that this waiver is a material part of the consideration which Lender is receiving for making the Loans.

9.4.3. Each Guarantor waives all rights and defenses that such Guarantor may have because of any of the Obligations is secured by real property. This means, among other things: (i) Lender may collect from the Guarantors without first foreclosing on any real or personal property collateral pledged by Borrower or another Guarantor; and (ii) if Lender forecloses on any real property collateral pledged by Borrower or another Guarantor: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) Lender may collect from the Guarantors even if Lender, by foreclosing on the real property collateral, has destroyed any right the Guarantors may have to collect from Borrower or another Guarantor. This is an unconditional and irrevocable waiver of any rights and defenses any Guarantor may have because any of the guaranteed Obligations is secured by real property.

9.4.4. Each Guarantor waives any right or defense it may have at Law or equity to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

9.5. Remedies. The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and Lender, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 8.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 8.2) for purposes of Section 9.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, if such declaration is made (or if the Obligations are deemed to be automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of said Section 9.1.

9.6. Continuing Guarantee. The guarantee in this Section 9 is a continuing guarantee, and shall apply to all Obligations whenever arising.

10. MISCELLANEOUS

10.1. Notices.

10.1.1. Except as otherwise expressly permitted herein and except as provided in subpart 10.1.3 below, all notices and other communications provided for herein shall be in writing (including by email, in accordance with subpart 10.1.3 below) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail as follows:

if to any Credit Party:

Banzai International, Inc.

435 Ericksen Ave., Suite 250

Bainbridge Island, WA 98110

Attention: Joseph Patrick Davy

Telephone: (206) 919-6414

Email:

with a copy (which shall not itself constitute notice) to:

Banzai International, Inc.

435 Ericksen Ave., Suite 250

Bainbridge Island, WA 98110

Attention: Legal Dept.

Email:

if to Lender:

CP BF Lending, LLC

Email:

with a copy (which shall not itself constitute notice) to:

Benesch, Friedlander, Coplan & Aronoff LLP

1313 N Market St., Suite 1201

Wilmington, Delaware 19801

Attn: Michael Barrie

Email:

10.1.2. Receipt of Notices. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through email to the extent provided in subpart 10.1.3 below shall be effective as provided in said subpart 10.1.3.

10.1.3. Electronic Communications. Notices and other communications to Lender hereunder may be delivered or furnished by email at the addresses set forth in subpart 10.1.1, above, or at such other address as may be specified by the parties in writing; provided, that by separate writing any party may limit its consent to receive email notices to particular notices or communications. Unless a party otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

10.2. Right of Set-Off. In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, each Credit Party hereby authorizes Lender, upon the occurrence and during the continuation of an Event of Default, at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set off and to appropriate and apply any and all Indebtedness at any time held or owing by Lender or any of its Affiliates to or for the credit or the account of any Credit Party against obligations and liabilities of such Person to Lender hereunder, under the Notes, or the other Loan Documents, irrespective of whether Lender or such Affiliate shall have made any demand hereunder and any such setoff shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of Lender or such Affiliate subsequent thereto. Any Person purchasing a participation in the Loans hereunder pursuant to Section 10.3.3 may exercise all rights of set-off with respect to its participation interest as fully as if such Person were Lender hereunder.

10.3. Successors and Assigns; Participations; Washington Statutory Notice.

10.3.1. Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder or under the other Loan Documents without the prior written consent of Lender, and (ii) Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of paragraph 10.3.2 of this Section 10.3, (B) by way of participation in accordance with the provisions of paragraph 10.3.3 of this Section 10.3 or (C) by way of pledge or assignment of a security interest subject to the restrictions of paragraph 10.3.4 of this Section 10.3 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Eligible Participants to the extent provided in paragraph 10.3.3 of this Section 10.3 and, to the extent contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.3.2. Assignments by Lender. Lender may not assign any portion of its rights and obligations under this Agreement without the prior written consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided, that no such consent shall be required with respect to any assignment (i) to any Person who is an Affiliate of Lender or an Affiliated Fund of Lender; or (ii) to any Person at any time an Event of Default has occurred and is continuing. Subject to the acceptance and recording thereof by Lender in the Register, from and after the effective date of such assignment, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned, have the rights and obligations of Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.3, 3.4 and 10.6 with respect to facts and circumstances occurring prior to the effective date of such assignment). In the event of any assignment by Lender of all or any portion of Lender’s Loans, Lender is authorized to update this agreement to reflect the fact there is more than one Lender without Borrower’s consent and to add an additional Schedule hereto reflecting the principal amount of Loans held by each such Lender. Any assignment or transfer by Lender of rights or obligations under this Agreement that does not comply with this Subsection 10.3.2 shall be treated for purposes of this Agreement as a sale by Lender of a participation in such rights and obligations in accordance with Subsection 10.3.3 of this Section 10.3.

10.3.3. Eligible Participants. Lender may at any time, without the consent of, or notice to, any Credit Party, sell participations to any Person other than an individual (each, an “Eligible Participant”) in all or a portion of Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided, that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of Lender’s obligations hereunder and (iii) the Credit Parties shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement. An Eligible Participant shall not be entitled to receive any greater payment under Section 3.3 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Eligible Participant, unless the sale of the participation to such Eligible Participant is made with a Credit Party’s prior written consent.

10.3.4. Pledge. Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents (including under the Notes) to secure obligations of Lender, provided, that no such pledge or assignment shall release Lender from any of its obligations hereunder or thereunder or substitute any such pledgee or assignee for Lender as a party hereto.

10.3.5. Statutory Notice. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

10.4. No Waiver; Remedies Cumulative. No failure or delay on the part of Lender in exercising any right, power, or privilege hereunder or under any other Loan Document and no course of dealing between Lender and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein or under any other Loan Document are cumulative and not exclusive of any rights or remedies which Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.

10.5. Marshalling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Lender or Lender enforces any security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any applicable Law, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred; provided, that with respect to calculating interest on any Obligation that is so reinstated, interest shall accrue from the date that such Obligation is first reinstated and not from the previous date of payment.

10.6. Payment of Expenses; Indemnification, Etc.

10.6.1. Borrower shall pay (i) all commercially reasonable out-of- pocket costs and expenses incurred by Lender in connection with Lender’s due diligence review of the Credit Parties, (ii) all reasonable out-of-pocket costs and expenses incurred by Lender in connection with the negotiation, preparation, execution, delivery and administration of this Agreement, the other Loan Documents, the documents and instruments referred to in any and all of the foregoing, and any amendment, waiver or consent relating hereto and thereto (including, but not limited to, any such amendments, waivers or consents resulting from or related to any work- out, renegotiation or restructure relating to the performance by the Credit Parties under this Agreement), (iii) all out-of-pocket costs and expenses incurred by Lender in connection with enforcement of the Loan Documents and the documents and instruments referred to therein, and (iv) all reasonable costs and expenses incurred in connection with monitoring and maintaining the Loans in due course.

10.6.2. Borrower shall indemnify, defend, pay, and hold Lender and its Related Parties (collectively, the “Indemnitees”) harmless from and against any and all Indemnified Liabilities of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Indemnitee as a result of such Indemnitee being a party to any Loan Document or participating in the transactions completed pursuant to any Loan Document; provided, that Borrower shall have no obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof that is permissible under applicable Law.

10.6.3. Lender shall have the right, but not the obligation, to undertake all or any part of any remedial action that Lender shall determine is advisable with respect to any Hazardous Materials Activity or violation of Environmental Laws on any Real Estate, including, without limitation, paying the cost of cleanup of Hazardous Materials on any Real Estate. Borrower shall indemnify, defend, pay, and hold Indemnitees harmless from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) arising out of any such remedial action.

10.6.4. The indemnification provided under this Section 10.6 shall survive and continue for the benefit of the Persons indemnified hereunder at all times after the execution of this Agreement, including after the Loans have been repaid.

10.7. Amendments, Waivers and Consents.

10.7.1. Subject to Section 10.3.2 and Section 10.7.2, neither this Agreement nor any other Loan Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, Lender and Borrower.

10.7.2. No amendment, change, waiver, discharge or termination of any term or condition of this Agreement or any other Loan Document shall, without the written consent of Lender: (i) reduce the principal amount of the Loans or of any fee, premium or other payment required to be made to Lender hereunder or under any other Loan Document, or modify in an adverse manner the terms of a payment or prepayment thereof, including extension of the Loan Maturity Date; (ii) reduce the interest rate applicable to Lender’s Loans (except in connection with the waiver of the applicability of the Default Rate), or extend the time for payment of interest under the Notes; (iii) release any Credit Party or other obligor from the obligation to repay the Notes; or (iv) release or subordinate the Liens of the Credit Parties in all or substantially all of the Collateral, or release all or substantially all of the value of any Guaranty. No amendment, change or waiver of this Section 10.7.2 shall be made without the written consent of Lender.

10.8. Counterparts; Electronic Signatures. This Agreement and each other Loan Document may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement or any other Loan Document to produce or account for more than one such counterpart. Executed signature pages of this Agreement and each other Loan Document may be delivered to the parties by electronic transmission, and the parties may rely on any such signature page for all purposes, provided, that any party delivering a signature page by electronic transmission shall promptly deliver one or more original signature pages containing such party’s signature if so requested by Lender.

10.9. Headings. The headings of the Sections and Subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

10.10. Survival. All indemnities set forth herein and in any other Loan Document, including, without limitation, in Section 10.6 herein, shall survive the execution and delivery of this Agreement and the repayment of the Obligations, and all representations and warranties made by Borrower herein shall survive the Closing.

10.11. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

10.11.1. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF WASHINGTON, WITHOUT REGARD TO ITS RULES OR PRINCIPLES ON THE CONFLICT OF LAWS. EACH PARTY HERETO EXPRESSLY CONSENTS TO PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN SEATTLE, WASHINGTON. By execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 10.1, such service to become effective three days after such mailing. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or to otherwise proceed against any other party in any other jurisdiction.

10.11.2. Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in any state or federal court sitting in Seattle, Washington and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

10.11.3. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.12. Severability. If any provision of any of the Loan Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

10.13. Entirety. This Agreement together with the other Loan Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Loan Documents or the transactions contemplated herein and therein.

10.14. Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Law or by any subpoena or similar legal process, provided, that the party to whom such subpoena or legal process is directed shall have used commercially reasonable efforts to notify Borrower (unless such notification is prohibited by any applicable Law or such subpoena or process) of the proposed disclosure before such disclosure is made to reasonably afford Borrower the opportunity to seek to prevent such disclosure; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder; (f) subject to any such recipient executing an agreement furnished to and for the benefit of the Credit Parties containing provisions substantially the same as those of this Section 10.14, to (i) any Eligible Participant in, any prospective Eligible Participant in, any Eligible Assignee in or any prospective Eligible Assignee in any of its rights or obligations under this Agreement, or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of any Credit Party; (g) with the express written consent of a Credit Party; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.14 or (ii) becomes available to Lender on a non-confidential basis from a source other than a Credit Party which is not, to the knowledge of Lender, under a confidentiality obligation with respect to such Information; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to Lender or its Affiliates. For the purposes of this Section 10.14, “Information” means all information received from any Credit Party relating to a Credit Party or its businesses, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by Borrower or such Credit Party. Any Person required to maintain the confidentiality of Information as provided in this Section 10.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person accords to its own confidential information (absent gross negligence or willful misconduct).

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